UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Exchange Act of 1934 (Amendment No. )
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Ciena Corporation

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Ciena Corporation

1201 Winterson Road
Linthicum, Maryland 21090

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MARCH 15, 2006

To the Shareholders of Ciena Corporation:

      The 2006 Annual Meeting of Shareholders of Ciena Corporation will be held at the Baltimore Marriott Waterfront Hotel located at 700 Aliceanna Street in Baltimore, Maryland, on Wednesday, March 15, 2006 at 3:00 p.m. local time for the following purposes:

1. To elect two members of the Board of Directors to serve as Class III directors for three-year terms ending in 2009, or until their respective successors are elected and qualified;

2. To authorize the Board of Directors, in its discretion, to amend Ciena’s Third Restated Certificate of Incorporation to effect a reverse stock split of its outstanding common stock at a ratio of (i) one-for-five, (ii) one-for-seven, or (iii) one-for-ten, together with a corresponding reduction in the number of authorized shares of Ciena common stock and capital stock, at any time prior to the date of Ciena’s 2007 Annual Meeting of Shareholders, without further approval or authorization of Ciena’s shareholders;

3. To consider the ratification of the appointment of PricewaterhouseCoopers LLP as Ciena’s independent registered public accounting firm for the fiscal year ending October 31, 2006;

4. To consider and act upon a shareholder proposal requesting the Board to adopt a majority vote standard for the election of directors, if properly presented at the Annual Meeting; and

5. To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

      Please complete, sign, date and return the enclosed proxy card as promptly as possible in the postage paid envelope provided. Shareholders of record may also vote by telephone or Internet by following the instructions on the enclosed proxy card. If you elected to receive our Proxy Statement and Annual Report to Shareholders over the Internet, you will not receive a paper proxy card and you should vote online, unless you cancel your enrollment. If your shares are held in a bank or brokerage account, please refer to the materials provided by your bank or broker for voting instructions. If you choose to attend the Annual Meeting, you may still vote your shares in person even though you have previously returned your proxy by mail, telephone or Internet. Shareholders may listen to a webcast of the Annual Meeting by following the instructions that will be available on the Investor Relations page of our website at www.ciena.com.

By Order of the Board of Directors,

Russell B. Stevenson, Jr.
Secretary

Linthicum, Maryland

February 1, 2006

CIENA CORPORATION
2006 Proxy Statement

i

ii

CIENA CORPORATION
1201 WINTERSON ROAD
LINTHICUM, MARYLAND 21090

PROXY STATEMENT

Annual Meeting of Shareholders
To Be Held March 15, 2006
      We are furnishing this Proxy Statement to shareholders of Ciena Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, in connection with the solicitation by the Board of Directors of Ciena of proxies to be voted at the Annual Meeting of Shareholders to be held at the Baltimore Marriott Waterfront Hotel located at 700 Aliceanna Street in Baltimore, Maryland, on Wednesday, March 15, 2006 at 3:00 p.m. local time, or at any adjournment thereof. This Proxy Statement, the proxy card and our Annual Report to Shareholders will be mailed on or about February 1, 2006, to each shareholder entitled to vote.
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Who may vote at the Annual Meeting?
      The Board of Directors has set January 20, 2006 as the record date for the Annual Meeting. If you were the owner of Ciena common stock at the close of business on January 20, 2006, you may vote at the Annual Meeting. You are entitled to one vote for each share of common stock you held on the record date, including shares:

•	held directly in your name with our transfer agent as a “shareholder of record”; and

•	held for you in an account with a broker, bank or other nominee (shares held in “street name”).
      A list of shareholders entitled to vote at the Annual Meeting will be open to the examination of any shareholder, for any purpose germane to the Annual Meeting, during normal business hours for a period of ten days before the Annual Meeting at our corporate offices at 1201 Winterson Road, Linthicum, Maryland 21090, and at the time and place of the Annual Meeting.
How many shares must be present to hold the Annual Meeting?
      A majority of our shares of common stock outstanding as of the record date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. On the record date, there were 581,352,706 shares of Ciena common stock outstanding. Your shares are counted as present at the Annual Meeting if you:

•	are present and vote in person at the Annual Meeting; or

•	have properly submitted a proxy card prior to the Annual Meeting.
What proposals will be voted on at the Annual Meeting?
      The items scheduled to be voted on at the Annual Meeting are:

•	the election of two Class III directors to the Board of Directors for three-year terms ending in 2009, or until their respective successors are elected and qualified;

•	the authorization of the Board of Directors, in its discretion, to effect the reverse stock split of its outstanding common stock at a ratio of (i) one-for-five, (ii) one-for-seven, or (iii) one-for-ten (the “reverse stock split”), together with a corresponding reduction in the number of authorized shares of Ciena common stock and capital stock (the “authorized stock reduction”), at any time prior to the date of Ciena’s 2007 Annual Meeting of Shareholders, without further approval or authorization of Ciena’s shareholders;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2006; and

•	the consideration of a shareholder proposal requesting the Board of Directors to adopt a majority vote standard for the election of directors.

      We are not currently aware of any other business to be acted upon at the Annual Meeting. If any other matters are properly submitted for consideration at the Annual Meeting, including any proposal to adjourn the Annual Meeting, the persons named as proxies shall vote the shares represented thereby in their discretion. Adjournment of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting.
How does the Board of Directors recommend that I vote?
      The Board of Directors recommends that you vote:

•	“FOR” the director nominees named in this Proxy Statement;

•	“FOR” the authorization of the Board of Directors, in its discretion, to effect the reverse stock split and the corresponding authorized stock reduction, at any time prior to the date of Ciena’s 2007 Annual Meeting of Shareholders, without further approval or authorization of Ciena’s shareholders;

•	“FOR” the ratification of the appointment of our independent registered public accounting firm; and

•	“AGAINST” the shareholder proposal requesting that the Board of Directors adopt a majority vote standard for the election of directors.
How many votes are required to approve each proposal?
      Directors are elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees who receive the largest number of “FOR” votes cast will be elected as directors. Notwithstanding the foregoing, any nominee, in an uncontested election for whom a greater number of votes are “WITHHELD” than are cast “FOR” his or her election, will tender his or her resignation promptly after certification of the shareholder vote, and will be subject to the procedures set forth in Ciena’s Principles of Corporate Governance, as more fully described under the heading “Election of Directors and Ciena’s Principles of Corporate Governance” in Proposal No. 1 below. Ciena’s Shareholders may not cumulate votes in the election of directors.
      Approval of the authorization of the Board of Directors to effect the reverse stock split and corresponding authorized stock reduction requires the affirmative vote of the holders of shares of Ciena common stock that represent a majority of the votes of all of the shares outstanding as of the record date and entitled to vote on the proposal.
      Approval of the ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the total votes cast by holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.
      Approval of the shareholder proposal requesting the Board of Directors to adopt a majority vote standard for the election of directors requires the affirmative vote of a majority of the total votes cast by holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

How are votes counted?

      You may either vote “FOR” or “WITHHOLD” authority to vote for our director nominees. If you withhold authority to vote with respect to any nominee, your shares will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee.

      You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals to be presented at the Annual Meeting and set forth in the Notice of Annual Meeting of Shareholders. If you abstain from voting on these proposals, your shares will be counted as present for purposes of establishing a quorum at the Annual Meeting. An abstention will have the same effect as a vote against the proposal to authorize the Board of Directors to effect the reverse stock split and corresponding authorized stock reduction. An abstention will not count as a vote for or against either the ratification of the appointment of our independent registered public accounting firm or the shareholder proposal requesting the Board to adopt a majority vote standard for the election of directors.

      Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining whether a proposal has been approved. Broker non-votes occur when brokers do not receive voting instructions from their customers and the broker does not have discretionary voting authority with respect to a proposal. If you hold shares through a broker, bank or other nominee and you do not give instructions as to how to vote, your broker may have authority to vote your shares on certain routine items but not on other items. Broker non-votes will not be counted for purposes of the election of directors and will have no effect on the outcome of the vote for the ratification of our independent registered public accounting firm or the shareholder proposal requesting the Board to adopt a majority vote standard for the election of directors. Broker non-votes will have the effect of a vote against the proposal to authorize the Board of Directors to effect the reverse stock split and corresponding authorized stock reduction.

      The persons named as proxies are officers of Ciena. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted in accordance with the instructions contained therein. If you sign and submit your proxy card without voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors set forth above.

How do I vote my shares without attending the Annual Meeting?

      Whether you are a “shareholder of record” or hold your shares in “street name,” you may direct your vote without attending the Annual Meeting in person. If you are a shareholder of record, you may vote by signing and dating your enclosed proxy card and mailing it in the postage-paid envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity. You may also vote by telephone or Internet by following the instructions on the enclosed proxy card.

      If your shares are registered in the name of a bank or a brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms participate in the ADP Investor Communications Services online program. This program provides eligible shareholders that hold shares in “street name” the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your proxy materials will provide voting instructions. Eligible shareholders who elected to receive our Proxy Statement and Annual Report to Shareholders via the Internet will be receiving an e-mail on or about February 4, 2006 with information explaining how to access Annual Meeting materials and instructions for voting. If you provide specific voting instructions by mail, telephone or the Internet, your shares will be voted by your broker or nominee as you have directed.

How do I vote my shares in person at the Annual Meeting?
      Even if you plan to attend the Annual Meeting, we encourage you to vote by signing, dating and returning the enclosed proxy card so your vote will be counted if you are unable to, or later decide not to, attend the Annual Meeting. If you are a shareholder of record, you may vote in person by marking and signing the ballot to be provided at the Annual Meeting. If you hold your shares in “street name,” you must obtain a proxy in your name from your bank, broker or other shareholder of record in order to vote by ballot at the Annual Meeting.
What happens if my shares are held in more than one account?
      If your shares are held in more than one account, you will receive a proxy card (or other voting instructions if your shares are held in street name) for each account. To ensure that all of your shares in each account are voted, you must sign, date and return each proxy card you receive.
May I revoke my proxy and change my vote?
      You may revoke your proxy at any time before it is voted by:

•	submitting a properly signed proxy card with a later date;

•	delivering a written notice of revocation bearing a later date than your proxy card to Ciena Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, Attention: Corporate Secretary; or

•	voting in person at the Annual Meeting.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
General
      Ciena’s Board of Directors currently consists of nine members. The directors are divided into three classes, with each class serving on the Board of Directors for a staggered three-year term. Class III, whose term expires at the Annual Meeting, consists of Professor Stephen P. Bradley, Ph.D. and Messrs. Don H. Davis, Jr. and Gerald H. Taylor. At the Annual Meeting, two directors will be elected to fill positions in Class III. Professor Bradley and Mr. Taylor, each of whom currently serves as a director, have been recommended by the Governance and Nominations Committee and nominated by the Board of Directors to stand for election at the Annual Meeting. Each of the nominees for Class III, if elected, will serve for a three-year term expiring at the 2009 Annual Meeting, or until their successors are elected and qualified. Mr. Davis’ term as a Class III director expires at the Annual Meeting. The Board of Directors expresses its gratitude to Mr. Davis for his service to Ciena and contributions to the Board of Directors. The Governance and Nominations Committee is currently conducting a search to identify someone to fill the seat now occupied by Mr. Davis. The Governance and Nominations Committee does not anticipate completing its search before the Annual Meeting. When it does identify a suitable candidate, the Governance and Nominations Committee expects to recommend that the Board of Directors appoint him or her to the vacant seat according to Ciena’s Bylaws. Pursuant to Ciena’s Principles of Corporate Governance, any director appointed to fill a vacant Board seat in a class other than the class of directors whose terms expire at the next annual meeting, will nonetheless stand for re-election at the next annual meeting of shareholders.
      Unless otherwise instructed on the proxy card, the persons named as proxies will vote the shares represented by each properly executed proxy “FOR” the election as directors of the persons named in this Proxy Statement as nominees. Each of the nominees has consented to serve if elected. However, if any of the persons nominated by the Board of Directors fails to stand for election, or declines to accept election, or is otherwise unavailable for election prior to our Annual Meeting, proxies solicited by our Board of Directors will be voted by the proxy holders for the election of any other person or persons as the Board of Directors may recommend, or our Board of Directors, at its option, may reduce the number of directors that constitute the entire Board.

      The following tables present information, including age, term of office and business experience, for each person nominated for election as a Ciena director and for those directors whose terms of office will continue after the meeting.

Director Nominees for Election to Class III with Terms Expiring in 2009

Stephen P. Bradley, Ph.D.	Director of Ciena since April 1998. Professor Bradley, age 64, is the William Ziegler Professor of Business Administration and teaches Competitive and Corporate Strategy in the Advanced Management Program at the Harvard Business School. A member of the Harvard faculty since 1968, Professor Bradley is also Chairman of Harvard’s Executive Program in Competition and Strategy: Building and Sustaining Competitive Advantage. Professor Bradley serves on the board of directors of the Risk Management Foundation of the Harvard Medical Institutions and i2 Technologies, Inc. Professor Bradley serves on the Audit Committee and the Governance and Nominations Committee of the Ciena Board of Directors.

Gerald H. Taylor	Director of Ciena since January 2000. Mr. Taylor, age 64, has served as a Managing Member of mortonsgroup, LLC, a venture partnership specializing in telecommunications and information technology, since January 2000. From 1996 to 1998, Mr. Taylor was Chief Executive Officer of MCI Communications Corporation. Mr. Taylor serves on the board of directors of Lafarge North America Inc. Mr. Taylor serves on the Compensation Committee of the Ciena Board of Directors.

Class III Director with Term Expiring in 2006

Don H. Davis, Jr.	Director of Ciena since March 2002. Mr. Davis, age 66, served as Chairman of the Board of Rockwell Automation, Inc. (formerly known as Rockwell International Corporation) from February 1998 until February 2005. Mr. Davis served as Chief Executive Officer of Rockwell Automation from October 1997 to February 2004, and as President and Chief Operating Officer from 1995 to 1997. Mr. Davis serves on the boards of Rockwell Automation, Illinois Tool Works Inc. and Journal Communications, Inc. Mr. Davis is also a past chairman of the Board of Governors of the National Electrical Manufacturers Association. Mr. Davis serves on the Compensation Committee of the Ciena Board of Directors.

Class I Directors with Terms Expiring in 2007

Lawton W. Fitt	Director of Ciena since November 2000. Ms. Fitt, age 52, served as Director of the Royal Academy of Arts in London from October 2002 to March 2005. Ms. Fitt was an investment banker with Goldman Sachs & Co. from 1979 to October 2002, where she was a partner from 1994 and a managing director from 1996 to October 2002. Ms. Fitt is a trustee of the Darden School Foundation and a director of Reuters PLC and Citizens Communications Company.

Ms. Fitt serves as Chairperson of the Audit Committee of the Ciena Board of Directors.

Patrick H. Nettles, Ph.D.	Executive Chairman of the Board of Directors of Ciena since May 2001. Dr. Nettles, age 62, was Chairman of the Board and Chief Executive Officer of Ciena from October 2000 to May 2001, and was President, Chief Executive Officer and Director from April 1994 to October 2000. Dr. Nettles serves as a Trustee for the California Institute of Technology. Dr. Nettles also serves on the board of directors of Axcelis Technologies, Inc. and The Progressive Corporation. Dr. Nettles also serves on the board of directors of Carrius Technologies, Inc., a privately held company.

Michael J. Rowny	Director of Ciena since August 2004. Mr. Rowny, age 55, has been Chairman of Rowny Capital, a private equity firm, since 1999. From 1994 to 1999, and previously from 1983 to 1986, Mr. Rowny was with MCI Communications in positions including President and Chief Executive Officer of MCI’s International Ventures, Alliances and Correspondent group, acting Chief Financial Officer, Senior Vice President of Finance, and Treasurer. Mr. Rowny serves on the board of directors of Llamagraphics, Inc. and is chairman of Step 9 Software Corporation. Mr. Rowny serves on the Audit Committee of the Ciena Board of Directors.

Class II Directors with Terms Expiring in 2008

Harvey B. Cash	Director of Ciena since April 1994. Mr. Cash, age 67, is a general partner of InterWest Partners, a venture capital firm in Menlo Park, California that he joined in 1985. Mr. Cash serves on the board of directors of First Acceptance Corp., i2 Technologies, Inc., Silicon Laboratories, Inc. and Staktek Holdings, Inc. Mr. Cash also serves on the board of directors of Voyence Inc., a privately held company. Mr. Cash serves on the Compensation Committee and as Chairperson of the Governance and Nominations Committee of the Ciena Board of Directors. Mr. Cash also serves as Ciena’s lead outside director.

Judith M. O’Brien	Director of Ciena since July 2000. Ms. O’Brien, age 55, has been a Managing Director at Incubic Venture Fund, a venture capital firm in Mountain View, California, since February 2001. From 1984 until 2001, Ms. O’Brien was a partner with Wilson Sonsini Goodrich & Rosati, where she specialized in corporate finance, mergers and acquisitions and general corporate matters. Ms. O’Brien serves on the board of directors of Arcturus Bioscience, Inc., GeoVector Corporation, Grandis Inc., and Mistletoe Technologies, Inc., all of which are privately held companies. Ms. O’Brien serves on the Governance and Nominations Committee and as the Chairperson of the Compensation Committee of the Ciena Board of Directors.

Gary B. Smith	Director of Ciena since October 2000. Mr. Smith, age 45, has served as Ciena’s President and Chief Executive Officer since May 2001. Mr. Smith served as President and Chief Operating Officer from October 2000 to May 2001. Mr. Smith served as Ciena’s Senior Vice President, Chief Operating Officer from August 1999 to October 2000, as Senior Vice President, Worldwide Sales from

September 1998 to August 1999, and was previously Vice President of International Sales since joining Ciena in November 1997. Mr. Smith currently serves on the board of directors for CommVault Systems, Inc., a privately held company, and the American Electronics Association. Mr. Smith also serves as a member of the Global Information Infrastructure Commission.

Election of Directors and Ciena’s Principles of Corporate Governance

      As noted above, Ciena’s directors are elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees who receive the largest number of “FOR” votes cast will be elected as directors.

      Notwithstanding the plurality voting standard for election of directors, Section 16 of Ciena’s Principles of Corporate Governance, “Voting for Directors,” provides that any nominee, in an uncontested election, for whom a greater number of votes are “WITHHELD” than are cast “FOR” his or her election, will tender his or her resignation promptly after certification of the shareholder vote. The Governance and Nominations Committee would then consider the nominee’s resignation and make a recommendation to the Board on whether to accept or reject the resignation. In making its recommendation, the Governance and Nominations Committee will consider all factors it deems relevant, including the stated reasons shareholders withheld their votes, the length of service and qualifications of the director, the director’s contributions to Ciena and Ciena’s Principles of Corporate Governance. The Board of Directors is required to act on the Governance and Nominations Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting. Promptly following the Board’s decision, Ciena will file a Form 8-K with the SEC disclosing the nature of the Board’s decision, providing an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the director’s resignation. To the extent that one or more directors’ resignations are accepted by the Board, the Governance and Nominations Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

      Any director who tenders his or her resignation pursuant to Section 16 of Ciena’s Principles of Corporate Governance will not participate in the recommendation of the Governance and Nominations Committee or the decision of the Board on the resignation. If a majority of the members of the Governance and Nominations Committee have been required to tender their resignations because of the application of this provision, then the remaining independent directors will appoint a special committee from among themselves for the purpose of considering the resignations and recommending whether to accept or reject them.

      The Board’s decision to adopt Section 16 of Ciena’s Principles of Corporate Governance, “Voting for Directors,” and its relative merits in comparison to a majority voting standard in the election of directors, is discussed more fully under Proposal No. 4 below. Ciena’s Principles of Corporate Governance are available on the Corporate Governance page of Ciena’s website at www.ciena.com.

Proposal No. 1 — Recommendation of the Board of Directors

      The Board of Directors unanimously recommends that Ciena shareholders vote “FOR” the election of the nominees listed above.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Independent Directors

      The Board of Directors has determined that, with the exception of Dr. Nettles and Mr. Smith, both of whom are employees of Ciena, all of its members are “independent directors” as that term is defined in the listing standards of the Nasdaq Stock Market.

Communicating with the Board of Directors

      The Board of Directors has adopted a procedure for receiving and addressing communications from shareholders. Shareholders may send written communications to the entire Board of Directors or to any of its committees, addressing them to Ciena Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, Attention: Corporate Secretary. Communications by e-mail should be addressed to ir@ciena.com and marked “Attention: Corporate Secretary” in the “Subject” field.

Codes of Ethics

      Ciena has adopted a Code of Business Conduct and Ethics that is applicable to all of its directors, officers and employees. The Code of Business Conduct and Ethics reflects Ciena’s policy of dealing with all persons, including its customers, employees, investors, and suppliers, with honesty and integrity. Ciena has also adopted a Code of Ethics for Senior Financial Officers that is specifically applicable to Ciena’s Chief Executive Officer, Chief Financial Officer and Controller. Its purpose is to promote honest and ethical conduct and compliance with the law, particularly as related to the maintenance of Ciena’s financial records and the preparation of financial statements filed with the Securities and Exchange Commission. Ciena’s Code of Ethics for Senior Financial Officers complies with the requirements of Section 406(c) of the Sarbanes-Oxley Act. A copy of Ciena’s Code of Ethics for Senior Financial Officers and Code of Business Conduct and Ethics can each be found on the Corporate Governance page of our website at www.ciena.com. You may also obtain copies of these documents without charge by writing to: Ciena Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, Attention: Corporate Secretary.

Principles of Corporate Governance

      Ciena has previously adopted Principles of Corporate Governance, setting forth the views of the Board of Directors on significant issues of corporate governance, including particularly the structure, interaction and operation of the Board of Directors. During 2005, the Board of Directors engaged in a comprehensive review of Ciena’s governance policies. In addition to the adoption of a new provision relating to voting for directors described in “Election of Directors and Ciena’s Principles of Corporate Governance” in Proposal No. 1 above, Ciena’s Board of Directors modified or added the provisions described below:

      Selection of Board Members; Vacancies. For so long as the Board of Directors is classified, the Board shall endeavor, where reasonably practicable, to appoint nominees for vacancies or newly created directorships to the class of director that will stand for election at the next annual meeting of Ciena’s shareholders. If appointment to this class is not reasonably practicable, the Board will nominate the newly appointed director to stand for election at the next annual meeting of Ciena’s shareholders to serve in the class to which he or she was appointed, notwithstanding that other directors serving in that class are not required to stand for election. If the newly appointed director is nominated and fails to be elected at the next annual meeting of Ciena’s shareholders, he or she shall tender his or her resignation for consideration by the Board of Directors.

      Service on Other Boards of Directors. Ciena’s Board of Directors believes that directors should not serve on more than four other boards of public companies in addition to Ciena’s Board of Directors. Ciena directors serving at the time of the adoption of this requirement may maintain directorships in excess of this limit unless the Board determines that doing so would impair the director’s service on Ciena’s Board of Directors. In the event that a director wishes to join the Board of another public company in excess of the limit above, the Board, in its sole discretion, shall determine whether service on the additional board of directors is likely to interfere with the performance of the director’s duties to Ciena, taking into account the individual, the nature of his or her other activities and such other factors or considerations as the Board of Directors deems relevant. In selecting nominees for membership, the Governance and Nominations Committee and the Board of Directors will take into account the other demands on the time of a candidate, and avoid candidates whose other responsibilities might interfere with effective service on Ciena’s Board of Directors.

      Change in Principal Occupation of Director. In some cases, when a director changes his or her principal occupation, the change may result in an increased workload, actual or apparent conflicts of interest, or other consequences that may affect his or her ability to continue to serve on Ciena’s Board of Directors. As a result, the Board of Directors has determined that when a director substantially changes his or her principal occupation, including by retirement, that director shall tender his or her resignation to the Board of Directors. The Governance and Nominations Committee will weigh such factors as it deems relevant and recommend to the Board of Directors whether the resignation should be accepted, and the Board shall act promptly on the matter.
      Director Stock Ownership Requirements. All non-employee directors are required to hold at least 22,500 shares of Ciena’s common stock and/or units while serving as a director. New directors and directors serving at the time of the adoption of this requirement will have three years to attain the director stock ownership threshold. Shares or units held or beneficially owned by a director, including under any applicable equity plan, are included in determining whether this minimum ownership requirement has been met. Ciena’s Board of Directors recognizes that exceptions to this policy may be necessary or appropriate in individual cases, and may approve exceptions from time to time as it deems appropriate and in the interest of Ciena and its shareholders.
      A complete copy of Ciena’s Principles of Corporate Governance is available on the Corporate Governance page of Ciena’s website at www.ciena.com.
Committees of the Board of Directors and Meetings
      During fiscal 2005, the Board of Directors held six meetings. The Board of Directors currently has three standing committees, each consisting entirely of independent directors, as defined by the Nasdaq Stock Market:

•	the Audit Committee, which held nine meetings during fiscal 2005;

•	the Compensation Committee, which held six meetings during fiscal 2005; and

•	the Governance and Nominations Committee, which held six meetings during fiscal 2005.
All of the directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the committees on which they served during fiscal 2005. Two members of the Board of Directors attended Ciena’s 2005 Annual Meeting of Shareholders. Ciena encourages, but does not require, members of the Board of Directors to attend the Annual Meeting of Shareholders. Each of the three standing committees of the Board of Directors has a written charter, copies of which can be found on the Corporate Governance page of Ciena’s website at www.ciena.com.

Committee Composition
      The table below details the composition of the committees of Ciena’s Board of Directors. Mr. Smith and Dr. Nettles do not serve on committees of the Board of Directors.

Governance and
	Audit	Compensation	Nominations
Director Name	Committee	Committee	Committee

Stephen P. Bradley, Ph.D.	X		X
Harvey B. Cash		X	Chairperson
Don H. Davis, Jr.		X
Lawton W. Fitt	Chairperson
Judith M. O’Brien		Chairperson	X
Michael J. Rowny	X
Gerald H. Taylor		X

Audit Committee
      The Audit Committee falls within the definition of “audit committee” under Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. In addition to meeting the Nasdaq Stock Market’s tests for director independence, directors on audit committees must meet two basic criteria set forth in the SEC’s rules.

First, audit committee members are barred from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from the company or an affiliate of the company, other than in the member’s capacity as a member of the Board of Directors and any Board committee. Second, a member of an audit committee may not be an affiliated person of the company or any subsidiary of the company apart from his or her capacity as a member of the Board and any Board committee. The Board of Directors has determined that each member of the Audit Committee meets these independence requirements, in addition to the independence criteria established by the Nasdaq Stock Market. The Board of Directors has determined that Mr. Rowny is an “audit committee financial expert” as defined in Item 401 of Regulation S-K.
      Among its responsibilities, the Audit Committee appoints and establishes the compensation for Ciena’s independent registered public accounting firm, approves in advance all engagements with Ciena’s independent registered public accounting firm to perform audit and non-audit services, reviews and approves the procedures used by Ciena to prepare its periodic reports, reviews and approves Ciena’s critical accounting policies, discusses the plans and reviews results of the audit engagement with Ciena’s independent registered public accounting firm, reviews the independence of Ciena’s independent registered public accounting firm, and oversees Ciena’s internal audit function and Ciena’s accounting processes, including the adequacy of its internal controls over financial reporting. Ciena’s independent registered public accounting firm and internal audit department report directly to the Audit Committee. To assist it in carrying out its responsibilities, the Audit Committee is authorized to retain the services of independent advisors. A copy of the Charter of the Audit Committee is attached to this Proxy Statement as Annex A.

Compensation Committee
      The Compensation Committee advises and assists management in developing Ciena’s overall compensation strategy to assure that it promotes shareholder interests, supports Ciena’s strategic and tactical objectives, and provides for appropriate rewards and incentives for Ciena’s management and employees. As part of that responsibility, the Compensation Committee reviews and approves the structure of Ciena’s bonus plans and administers Ciena’s stock option plans. To assist it in carrying out its responsibilities, the Compensation Committee is authorized to retain the services of independent advisors.
      At the end of each fiscal year, the Compensation Committee evaluates the performance of the Executive Chairman and the Chief Executive Officer and establishes their compensation for the next fiscal year. The Compensation Committee also reviews with the Chief Executive Officer the performance of the other executive officers and approves their compensation for the next fiscal year.

Governance and Nominations Committee
      The Governance and Nominations Committee reviews, develops and makes recommendations to the Board of Directors regarding various aspects of the Board of Directors’ and Ciena’s governance processes and procedures. It also recommends candidates for election to fill vacancies on the Board of Directors, including nomination for re-election of directors whose terms are due to expire. The Governance and Nominations Committee is also responsible for making recommendations to the Board of Directors regarding the compensation of its non-employee members.
      In discharging its responsibilities to nominate candidates for election to the Board of Directors, the Governance and Nominations Committee endeavors to identify, recruit and nominate candidates characterized by wisdom, maturity, sound judgment, excellent business skills and high integrity. The Governance and Nominations Committee seeks to assure that the Board of Directors is composed of individuals of diverse backgrounds who have a variety of complementary experience, training and relationships relevant to Ciena’s needs. In nominating candidates to fill vacancies created by the expiration of the term of a member of the Board of Directors, the Governance and Nominations Committee determines whether the incumbent director is willing to stand for re-election. If so, the Governance and Nominations Committee evaluates his or her performance in office to determine suitability for continued service, taking into consideration the value of continuity and familiarity with Ciena’s business. In addition, the Governance and Nominations Committee considers recommendations for nomination from any reasonable source, including Ciena’s officers, directors and shareholders according to the foregoing standards. When appropriate, the Governance and Nominations Committee may retain executive recruitment firms to assist in identifying suitable candidates. Shareholders who wish to suggest potential nominees may address their suggestions in writing to Ciena Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, Attention: Corporate Secretary.
Director Compensation
      The compensation of the non-employee directors serving on the Board of Directors is determined by the Governance and Nominations Committee. Non-employee members of the Board of Directors currently receive cash and equity compensation in connection with their service to Ciena.
      Cash Compensation. Non-employee members of the Board of Directors receive cash compensation in the form of the annual retainers and attendance fees per meeting of the Board of Directors and its committees as set forth below:

Annual Retainer for Each Non-Employee Director	$20,000
Lead Outside Director Retainer	$7,500
Audit Committee Chairperson Retainer	$7,500
Board Meeting Attendance (excluding telephonic meetings)	$1,500
Audit Committee Meeting Attendance (in person)	$3,000	(Chairperson)
	$2,000	(other directors)
Other Committee Meeting Attendance (in person)	$1,500	(Chairperson)
	$1,000	(other directors)
All Committee Meeting Attendance (telephonic)	$500
Ciena also reimburses each non-employee member of the Board of Directors for out-of-pocket expenses incurred in connection with attendance at meetings.
      During fiscal 2005, the following non-employee directors received cash compensation as set forth below:

Stephen P. Bradley, Ph.D	$37,500
Harvey B. Cash	$39,000
Don H. Davis, Jr.	$30,000
Lawton W. Fitt	$50,000
Judith M. O’Brien	$38,500
Michael J. Rowny	$32,500
Gerald H. Taylor	$31,500
      Equity Compensation. Under Ciena’s 1996 Outside Directors Stock Option Plan (the “Directors Plan”), in consideration for their service, non-employee directors historically have received an option grant for 60,000 shares of common stock upon joining the Board of Directors and an annual option grant for 20,000 shares of common stock at each Annual Meeting. Directors serving less than twelve months in advance of the Annual Meeting were eligible to receive a pro-rata annual option grant. Initial grants under the Directors Plan vest in thirds annually over a period of three years and annual grants vest in full on the first anniversary of the date of grant. Options generally must be exercised within ten years. At the Annual Meeting held on March 16, 2005, each non-employee director received an annual option grant to purchase 20,000 shares of common stock under the Directors Plan, each with an exercise price of $1.85 per share, the closing price per share of Ciena common stock on the Nasdaq Stock Market on the date of grant.
      On October 26, 2005 the Board of Directors capped future equity grants under the Directors Plan and approved the prospective issuance of stock options and restricted stock unit awards to non-employee directors then serving on the date of Ciena’s annual meeting of shareholders. The equity compensation awards are to be granted annually from the Ciena Corporation 2000 Equity Incentive Plan to non-employee directors on the date of Ciena’s annual meeting of shareholders in the amounts set forth below:

Restricted Stock Unit Grant to Non-Employee Directors	7,500 shares
Stock Option Grant to Non-Employee Directors	22,500 shares
In addition, non-employee directors are eligible to receive a grant of options exercisable for 45,000 shares of common stock and grant of 15,000 restricted stock units upon joining the Board of Directors. Initial grants vest in thirds annually over a period of three years and annual grants vest in full on the first anniversary of the date of grant. Ciena expects the modified equity compensation awards above to be granted effective upon this year’s Annual Meeting.
PROPOSAL NO. 2
TO AUTHORIZE THE BOARD OF DIRECTORS, IN ITS DISCRETION, TO AMEND CIENA’S THIRD RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF ITS OUTSTANDING COMMON STOCK AT A RATIO OF (I) ONE-FOR-FIVE, (II) ONE-FOR-SEVEN, OR (III) ONE-FOR-TEN, TOGETHER WITH A CORRESPONDING REDUCTION IN THE NUMBER OF AUTHORIZED SHARES OF CIENA COMMON STOCK AND CAPITAL STOCK, AT ANY TIME PRIOR TO THE DATE OF CIENA’S 2007 ANNUAL MEETING OF SHAREHOLDERS, WITHOUT FURTHER APPROVAL OR AUTHORIZATION
OF CIENA’S SHAREHOLDERS
General
      We are asking our shareholders to approve an amendment to Ciena’s Third Restated Certificate of Incorporation in the form set forth in Annex B to this Proxy Statement (the “Amendment”) providing for a reverse stock split of Ciena’s outstanding common stock (the “reverse stock split” or “reverse split”), and a corresponding reduction in Ciena’s 980,000,000 shares of common stock and one billion shares of capital stock authorized and (the “authorized stock reduction”), which the Board of Directors, in its discretion, would be authorized to implement, in one of the following manners (each an “Approved Option” and collectively, the “Approved Options”):

Reverse Split Ratio	Authorized Shares of Common Stock	Authorized Shares of Capital Stock

1-for-5	196,000,000	216,000,000
1-for-7	140,000,000	160,000,000
1-for-10	98,000,000	118,000,000
A vote “FOR” Proposal No. 2 will constitute your approval of the Amendment and the authorization of the Board of Directors, in its discretion, to effect a reverse stock split and a corresponding authorized stock reduction at each of the Approved Options. If shareholders approve Proposal No. 2, the Board of Directors will have the authority, but not the obligation, to effect the reverse stock split and corresponding authorized stock reduction at any time prior to the date of the 2007 Annual Meeting of Shareholders, without further approval or authorization of shareholders. If the Board of Directors elects to effect a reverse stock split and corresponding authorized stock reduction pursuant to one of the Approved Options, the Board of Directors will be deemed to have abandoned its authorization related to the other Approved Options. The Board of Directors may elect to implement the reverse stock split only with the corresponding authorized stock reduction provided in the Approved Options.
      If Proposal No. 2 is approved by shareholders, the reverse stock split will be effected, if at all, only upon a determination by the Board of Directors that implementing a reverse stock split is in the best interests of Ciena and its shareholders. The determination as to whether the reverse stock split will be effected and, if so, pursuant to which Approved Option, will be based upon those market or business factors deemed relevant by the Board of Directors at that time, including:

•	existing and expected marketability and liquidity of Ciena’s common stock;

•	prevailing stock market conditions;

•	business developments affecting Ciena;

•	Ciena’s actual or forecasted results of operations; and

•	the likely effect on the market price of Ciena’s common stock.
If the Board of Directors determines to implement the reverse stock split, Ciena intends to issue a press release announcing the terms and effective date of the reverse stock split and corresponding authorized stock reduction before it files the Amendment with the Delaware Secretary of State. If the Board determines not to implement a reverse stock split prior to the date of the 2007 Annual Meeting of Shareholders, the Board authorization granted by shareholders pursuant to this Proposal No. 2 would be deemed abandoned and without any further effect.
      On December 16, 2005, the Board of Directors adopted resolutions declaring advisable and approving the Amendment providing for a reverse stock split and corresponding authorized stock reduction pursuant to each of the Approved Options, subject to shareholder approval, and authorizing any other action that the Board of Directors may deem necessary to implement the reverse stock split and corresponding authorized stock reduction, without further approval or authorization of shareholders, at any time prior to the date of the 2007 Annual Meeting of Shareholders. Under Ciena’s Third Restated Certificate of Incorporation, approval of the Amendment requires the affirmative vote of the holders of shares of Ciena common stock representing a majority of the votes of all of the shares outstanding as of the record date and entitled to vote on the proposal.
Purpose of the Reverse Stock Split and Authorized Stock Reduction
      The primary purpose of the reverse stock split is to increase proportionately the per share trading price of Ciena’s common stock. The Board of Directors believes that doing so may improve the perception of Ciena common stock as an investment and enable Ciena common stock to appeal to a broader range of investors. Ciena believes that a number of institutional investors are unwilling to invest, and in some cases, have internal policies prohibiting them from investing, in lower priced stocks. Ciena also believes that many brokerage firms are reluctant to recommend lower priced stocks to their clients. Because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of Ciena’s common stock can result in shareholders paying transaction costs that are a higher percentage of their total share value than would be the case if Ciena’s common stock were priced substantially higher. This may limit the willingness of investors to purchase Ciena common stock. By effecting a reverse stock split, Ciena believes it may be able to raise the trading price of its common stock to a level at which Ciena’s common stock could be viewed more favorably by potential investors. If the reverse stock split results in an increased trading price and increased investor interest, the Board of Directors believes that shareholders may benefit from improved trading liquidity of Ciena’s common stock.
      An additional purpose of the reverse stock split is to reduce proportionately the number of shares of Ciena common stock issued and outstanding. At January 20, 2006, 581,352,706 shares of common stock were issued and outstanding. The Board of Directors believes that a reduction in the number of shares outstanding through a reverse stock split may permit a more meaningful comparison by investors of Ciena’s results of operations in the future, particularly relating to period-to-period comparisons of per share net loss or net earnings measures. In connection with the reduction in number of shares of Ciena common stock issued and outstanding pursuant to the reverse stock split, the Board of Directors believes it advisable to amend the Restated Certificate of Incorporation to reduce correspondingly Ciena’s authorized capital stock and common stock.
      If approved by shareholders, the Board will consider those market or business factors that it deems relevant in determining whether, when and at which Approved Option to implement a reverse stock split. These factors, including the stock market conditions and the trading price of Ciena’s common stock, are dynamic and subject to fluctuation. Given the time and expense associated with convening a special meeting of shareholders, which would be required to consider a reverse stock split at a later time, the Board of Directors has determined that it is most efficient to seek shareholder approval of a reverse stock split at each Approved Option at this Annual Meeting.
Effect of the Reverse Stock Split and Authorized Stock Reduction
      If approved by shareholders and implemented by the Board of Directors, as of the effective time of the Amendment, each issued and outstanding share of Ciena common stock would immediately and automatically be reclassified and reduced into one-fifth, one-seventh or one-tenth of a share of Ciena common stock, depending upon the Approved Option selected by the Board.
      Except to the extent that the reverse stock split would result in any shareholder receiving cash in lieu of fractional shares described below, the reverse stock split will not:

•	affect any shareholder’s percentage ownership interest in Ciena;

•	affect any shareholder’s proportionate voting power;

•	substantially affect the voting rights or other privileges of any shareholder, unless the shareholder holds fewer than five, seven or ten shares of Ciena common stock, in which case, depending upon the Approved Option, such shareholder would receive cash for all of his or her Ciena common stock held before the reverse stock split and would cease to be a Ciena shareholder following the reverse stock split; or

•	alter the relative rights of common shareholders, warrant holders or holders of equity compensation plan awards.
      Depending upon the Approved Option selected by the Board of Directors, the principal effects of the reverse stock split are:

•	the number of shares of common stock issued and outstanding will be reduced by a factor of five, seven or ten;

•	the per share exercise price will be increased by a factor of five, seven or ten, and the number of shares issuable upon exercise shall be decreased by the same factor, for all outstanding options, restricted stock awards, restricted stock units, performance share units, warrants and other convertible or exercisable equity instruments entitling the holders to purchase shares of Ciena common stock;

•	the number of shares authorized and reserved for issuance under Ciena’s existing equity compensation plans and employee stock purchase plan will be reduced proportionately; and

•	the conversion rate for holders of Ciena’s 3.75% convertible notes will be adjusted proportionately.
      If the reverse stock split is implemented, the Amendment also would proportionately reduce the number of shares of Ciena common stock and capital stock authorized under Ciena’s Third Restated Certificate of Incorporation. The Amendment would not proportionately reduce the number of shares of Ciena preferred stock authorized, which will remain at 20,000,000. Depending upon the Approved Option used in the reverse stock split, the 980,000,000 shares of Ciena common stock and one billion shares of Ciena capital stock currently authorized would be reduced as follows:

Reverse Split Ratio	Authorized Shares of Common Stock	Authorized Shares of Capital Stock

1-for-5	196,000,000	216,000,000
1-for-7	140,000,000	160,000,000
1-for-10	98,000,000	118,000,000
      Ciena’s common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and Ciena is subject to the periodic reporting and other requirements thereof. Following the effective time of the reverse stock split, Ciena will continue to be subject to these periodic reporting and other requirements.
Fractional Shares
      Shareholders will not receive fractional shares in connection with the reverse stock split. Instead, Ciena’s transfer agent will aggregate all fractional shares collectively held by Ciena shareholders into whole shares and arrange for them to be sold on the open market. Shareholders otherwise entitled to fractional shares will receive a cash payment in lieu thereof in an amount equal to the shareholder’s pro rata share of the total net proceeds of these sales. Shareholders will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date the shareholder receives his or her cash payment. The proceeds will be subject to certain taxes as discussed below.
      Shareholders holding fewer than the following number of shares of Ciena common stock will receive only cash in lieu of fractional shares and will no longer hold any shares of Ciena common stock as of the effective time of the Amendment:

•	five shares, assuming a one-for-five reverse stock split;

•	seven shares, assuming a one-for-seven reverse stock split; and

•	ten shares, assuming a one-for-ten reverse stock split.
Effective Time and Implementation of the Reverse Stock Split and Authorized Stock Reduction
      The effective time for the reverse stock split and the corresponding authorized stock reduction will be the date on which Ciena files the Amendment with the office of the Delaware Secretary of State or such later date and time as specified in the Amendment, provided that the effective date must precede the date of the 2007 Annual Meeting of Shareholders.
      As soon as practicable after the filing of the Amendment, Ciena intends to notify shareholders and request that they surrender to Ciena’s transfer agent their certificates representing shares of pre-reverse split Ciena common stock, so that certificates representing the applicable number of shares of post-reverse split common stock, together with any cash payment in lieu of fractional shares, may be issued in exchange therefor. Ciena expects to adopt a new stock certificate in connection with any implementation of a reverse stock split.
SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.
Accounting Matters
      The reverse stock split will not affect the par value of a share of Ciena’s common stock. As a result of the corresponding authorized stock reduction, however, at the effective time of the reverse stock split, the stated capital attributable to common stock on Ciena’s balance sheet will be reduced proportionately based on the Approved Option (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.
No Appraisal Rights
      Under the Delaware General Corporation Law, Ciena’s shareholders are not entitled to appraisal rights with respect to the reverse stock split.

Certain Risks Associated with the Reverse Stock Split
      Before voting on this Proposal No. 2, you should consider the following risks associated with the implementation of the reverse stock split:

•	Effecting the reverse stock split may not attract institutional or other potential investors, or result in a sustained market price that is high enough to overcome the investor policies and practices, and other issues relating to investing in lower priced stock described in “Purpose of the Reverse Stock Split” above.

•	The price per share of Ciena’s common stock after the reverse stock split may not reflect the Approved Option implemented by the Board and the price per share following the effective time of the reverse stock split may not be maintained for any period of time following the reverse stock split. For example, based on the closing price of Ciena’s common stock on January 20, 2006 of $3.50 per share, if the reverse stock split was implemented at an Approved Option of 1-for-10, there can be no assurance that the post-split trading price of Ciena’s common stock would be $35.00, or even that it would remain above the pre-split trading price. Accordingly, the total market capitalization of Ciena’s common stock following a reverse stock split may be lower than before the reverse stock split.

•	The trading liquidity of Ciena’s common stock could be adversely affected by the reduced number of shares outstanding after a reverse stock split.
      If a reverse stock split is implemented by the Board of Directors, some shareholders may consequently own less than 100 shares of Ciena common stock. A purchase or sale of less than 100 shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those shareholders who own less than 100 shares following the reverse stock split may be required to pay higher transaction costs if they should then determine to sell their shares of Ciena common stock.
Federal Income Tax Consequences of the Reverse Stock Split
      A summary of the federal income tax consequences of the proposed reverse stock split to individual shareholders is set forth below. It is based upon present federal income tax law, which is subject to change, possibly with retroactive effect. The discussion is not intended to be, nor should it be relied on as, a comprehensive analysis of the tax issues arising from or relating to the proposed reverse stock split. In addition, Ciena has not and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the proposed reverse stock split. Accordingly, shareholders are advised to consult their own tax advisors for more detailed information regarding the effects of the proposed reverse stock split on them under applicable federal, state, local and foreign income tax laws.

1. Ciena believes that the reverse stock split will be a tax-free recapitalization. Accordingly, except with respect to any cash received in lieu of fractional shares, a shareholder will not recognize any gain or loss as a result of the receipt of the post-reverse split common stock pursuant to the reverse stock split.

2. The shares of post-reverse split common stock in the hands of a shareholder will have an aggregate basis for computing gain or loss equal to the aggregate basis of shares of pre-reverse split common stock held by that shareholder immediately prior to the reverse stock split, reduced by the basis allocable to any fractional shares which the shareholder is treated as having sold for cash, as discussed in paragraph 4 below.

3. A shareholder’s holding period for the post-reverse split common stock will include the holding period of the pre-reverse split common stock exchanged.

4. Shareholders who receive cash for all of their holdings (as a result of owning fewer than five, seven or ten shares, depending on the Approved Option selected by the Board of Directors) and who are not related to any person or entity that holds common stock immediately after the reverse stock split, will recognize a gain or loss for federal income tax purposes equal to the difference between the cash received and their basis in the pre-reverse split common stock. Such gain or loss will generally be a capital gain or loss if the stock was held as a capital asset, and such capital gain or loss will be a long-term gain or loss to the extent that the shareholder’s holding period exceeds 12 months. Although the tax consequences to other shareholders who receive cash for fractional shares are not entirely certain, these shareholders likely will be treated for federal income tax purposes as having sold their fractional shares and will recognize gain or loss in an amount equal to the difference between the cash received and the portion of their basis for the pre-reverse split common stock allocated to the fractional shares. It is possible that such shareholders will be treated as receiving dividend income to the extent of their ratable share of our current and accumulated earnings and profits (if any) and then a tax-free return of capital to the extent of their aggregate adjusted tax basis in our shares, with any remaining amount being treated as capital gain. Shareholders who continue to hold our common stock immediately after the reverse stock split and who do not receive any cash for their holdings should not recognize any gain or loss for federal income tax purposes as a result of the reverse stock split.

5. Shareholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the reverse stock split to avoid backup withholding requirements that might otherwise apply. Failure to provide such information may result in backup withholding at a rate of 28%.

Board Discretion to Implement the Reverse Stock Split and Authorized Stock Reduction

      If Proposal No. 2 is approved by shareholders, the reverse stock split will be effected, if at all, only upon a determination by the Board of Directors that a reverse stock split is in the best interests of Ciena and its shareholders. The Board’s determination as to whether the reverse stock split will be effected and, if so, at which Approved Option, will be based upon certain factors, including existing and expected marketability and liquidity of Ciena’s common stock, prevailing stock market conditions, business developments affecting Ciena, actual or forecasted results of operations and the likely effect on the market price of Ciena’s common stock.

      If the Board of Directors determines to implement the reverse stock split, Ciena intends to issue a press release announcing the Approved Option, the record date and the effective date of the reverse stock split before it files the Amendment with the Delaware Secretary of State. If the Board does not implement a reverse stock split and corresponding authorized stock reduction prior to the date of the 2007 Annual Meeting of Shareholders, the authorization granted by shareholders pursuant to this Proposal No. 2 would be deemed abandoned and without any further effect. In that case, the Board of Directors may again seek shareholder approval at a future date for a reverse stock split if it deems it to be advisable.

Proposal No. 2 — Recommendation of the Board of Directors

      The Board of Directors unanimously recommends that Ciena shareholders vote “FOR” the authorization of the Board of Directors, in its discretion, to amend Ciena’s Third Restated Certificate of Incorporation to effect the reverse stock split and the authorized stock reduction in accordance with this Proposal No. 2, at any time prior to the date of Ciena’s 2007 Annual Meeting of Shareholders, without further approval or authorization of Ciena’s shareholders.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

      The Audit Committee of the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit Ciena’s consolidated financial statements for the fiscal year ending October 31, 2006, and is asking shareholders to ratify this appointment at the Annual Meeting.

      PwC has audited our consolidated financial statements annually since Ciena’s incorporation in 1992. A representative of PwC is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions. In making its recommendation to the Board of Directors to select PwC as Ciena’s independent registered public accounting firm for fiscal 2006, the Audit Committee has considered whether the non-audit services provided by PwC are compatible with maintaining the independence of PwC. Information regarding fees billed by PwC for the fiscal years ended October 31, 2004 and 2005 is set forth under the heading “Relationship with Independent Registered Public Accounting Firm” below.

      Our bylaws do not require that shareholders ratify the appointment of our independent registered public accounting firm. We are seeking ratification because we believe it is a matter of good corporate governance practice. In the event that shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain PwC, but may ultimately determine to retain PwC as our independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Ciena and its shareholders.

Proposal No. 3 — Recommendation of the Board of Directors

      The Board of Directors unanimously recommends that Ciena shareholders vote “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for the current fiscal year.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      The following table shows the fees that were billed to Ciena by PwC for professional services rendered for the fiscal years ended October 31, 2004 and 2005. In compliance with the Audit Committee’s internal policy and auditor independence rules of the SEC, all audit and permissible non-audit services provided by PwC to Ciena for the fiscal years ended October 31, 2004 and 2005 were pre-approved by the Audit Committee.

Fee Category	2004	2005

Audit Fees	$617,000	$2,014,000
Audit-Related Fees	$141,000	$—
Tax Fees	$280,000	$91,000
All Other Fees	$104,000	$—

Total Fees	$1,142,000	$2,105,000

Audit Fees

      This category of the table above includes fees for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements. The preparation of Ciena’s audited financial statements for the year ended October 31, 2005 included, for the first time, compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the preparation, by PwC, of an attestation report expressing its opinion regarding management’s assessment of our internal control over financial reporting and on the effectiveness of our internal control over financial reporting. As a result, audit fees for fiscal 2005 reflect PwC’s integrated audit of our financial statements and our internal control over financial reporting as of October 31, 2005.

Audit-Related Fees

      This category of the table above includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included above under “Audit Fees.” These services for fiscal 2004 included accounting advice and audit services in connection with acquisitions. Ciena did not incur any audit related fees during fiscal 2005.

Tax Fees

      This category of the table above includes fees for tax compliance, tax advice, and tax planning. These services for fiscal 2004 and fiscal 2005 include tax return preparation, expatriate tax services and international VAT tax planning.

All Other Fees

      This category of the table above includes fees for products and services provided by PwC that are not included in the services reported above. These services for fiscal 2004 include consulting services and Sarbanes-Oxley Act related services in connection with our preparation for compliance with Section 404. Because Section 404 of the Sarbanes Oxley Act was effective for our fiscal 2005 audit, fees incurred during fiscal 2005 related to compliance with Section 404 are included under “Audit Fees.”

Pre-Approval of Services

      The Audit Committee pre-approves all services, including both audit and non-audit services, provided by our independent registered public accounting firm. For audit services (including statutory audit engagements as required under local country laws), each year our independent registered public accounting firm provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year, which must be formally accepted by the Audit Committee before the audit commences. Our independent registered public accounting firm also submits an audit services fee proposal, which also must be approved by the Audit Committee before the audit commences.

      Each year, management also submits to the Audit Committee a list of non-audit services that it recommends the independent registered public accounting firm be engaged to provide and an estimate of the fees to be paid for each. Management and the independent registered public accounting firm must each confirm to the Audit Committee that the performance of the non-audit services on the list would not compromise the independence of our registered public accounting firm and would be permissible under all applicable legal requirements. The Audit Committee must approve both the list of non-audit services and the budget for each such service before commencement of the work. Our management and our independent registered public accounting firm report to the Audit Committee at each of its regular meetings as to the non-audit services actually provided by the independent registered public accounting firm and the approximate fees incurred by Ciena for those services.

      To ensure prompt handling of unexpected matters, the Audit Committee has authorized its Chairperson to amend or modify the list of approved permissible non-audit services and fees. If the Chairperson exercises this delegation of authority, she reports the action taken to the Audit Committee at its next regular meeting.

      All audit and permissible non-audit services provided by PwC to Ciena for the fiscal years ended October 31, 2004 and 2005 were pre-approved by the Audit Committee.

PROPOSAL NO. 4

SHAREHOLDER PROPOSAL REQUESTING THE BOARD TO ADOPT

A MAJORITY VOTE STANDARD FOR THE ELECTION OF DIRECTORS

      A shareholder of Ciena, The United Brotherhood of Carpenters and Joiners of America, 101 Constitution Avenue, NW, Washington, DC 20001, which claims to be the beneficial owner of 9,200 shares of Ciena stock, has notified Ciena of its intention to propose the following item of business at the Annual Meeting. The SEC’s proxy regulations require Ciena to present the proposal and the supporting statement below, although Ciena has no responsibility for either. Following the shareholder’s proposal and supporting statement is the response of our Board of Directors. While the shareholder recommends that you vote “FOR” its proposal, our Board of Directors unanimously recommends you vote “AGAINST” this proposal.

Shareholder Proposal and Supporting Statement

      Resolved: That the shareholders of Ciena Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

      Supporting Statement: Our Company is incorporated in Delaware. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DCGL, Title 8, Chapter 1, Subchapter VII, Section 216). The law provides that if the level of voting support necessary for a specific action is not specified in a corporation’s certificate or bylaws, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

      Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

      We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

      The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoran, Marathon Oil, Marsh and McClennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.

      Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

      Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

      We urge your support for this important director election reform.

Statement of the Board of Directors in Opposition to the Proposal

      The Board of Directors of Ciena is committed to strong corporate governance policies and, as described elsewhere in this Proxy Statement, has implemented a number of modifications and proposals to strengthen our policies this year. The Board has always believed that shareholders should actively participate and play a meaningful role in the election of directors. While the Board is sensitive to the concerns underlying the shareholder’s proposal, the Board believes that implementation of a majority vote standard as proposed by the shareholder would result in ambiguity and uncertainty in the conduct of elections to the Board. The Board believes that the revision it has recently made to Ciena’s Principles of Corporate Governance better achieves the goal of giving greater weight to the withholding of shareholder votes for a nominee.

      The shareholder’s proposal does not adequately address what would occur under the provisions of Delaware corporation law governing elections of directors if a nominee fails to receive the requisite vote under a majority vote standard. Delaware law provides that directors hold office until their successors are duly elected and qualified. As a result, an incumbent director running unopposed for election, who fails to attain a majority vote, would nonetheless remain in office. Such a “failed election” would result in an awkward situation in which the director would “hold over” and continue to serve on the Board despite what amounts to a vote of “no confidence” by the shareholders. If the nominee in such a failed election is not the incumbent, the holdover rule would result in the incumbent’s remaining in office (unless he or she resigned), even though he or she was not a candidate. The shareholder’s proposal would leave the Board with no clear process for addressing these situations.

      The majority vote standard proposed by the shareholder also could have other unintended consequences. For example, if it resulted in a failure to elect a candidate nominated to serve as the “financial expert” on the Audit Committee, the Company could find itself in violation of Nasdaq’s listing standards.

      The application of a shareholder’s majority vote standard could present particular difficulties in a contested election. It could lead to a failed election simply because the votes were spread so that no nominee received a majority of the votes cast. In a failed contested election, the incumbent, holdover director would remain in office, notwithstanding the voting results and whether or not the incumbent was the nominee for re-election or was the nominee who received the most votes. In the event of a failed election to fill a vacancy or new board seat, Delaware law and Ciena’s bylaws would provide for the remaining directors to fill this vacancy. The application of a majority vote standard to these situations would not strengthen the voice of shareholders in director elections.

      At the time it received the shareholder’s proposal, the Board of Directors was engaged in a comprehensive review of Ciena’s governance policies; and the Board considered the proposal as part of that review. After thorough deliberation, the Board determined that it would be better to address the concerns underlying the proposal by amending Ciena’s Principles of Corporate Governance to provide that, in an uncontested election for the Board, a nominee for whom a greater number of votes are “withheld” than are cast for his or her election must promptly tender his or her resignation. The Board, with the recommendation of its Governance and Nominations Committee, must either accept or reject the resignation within 90 days following the shareholder meeting. The determination of the Board, including an explanation of how the decision was reached, would then be publicly disclosed in an SEC filing. This new provision of our Principles of Corporate Governance, which is similar to those recently adopted by several other public companies, is set forth in its entirety below:

16.	Voting for Directors. In an uncontested election of directors (i.e., an election in which the only nominees are those recommended by the Board of Directors), any nominee for director for whom a greater number of votes are “withheld” than are cast for his or her election will tender his or her resignation promptly after certification of the shareholder vote. The Governance and Nominations Committee will promptly consider the resignation and recommend to the Board whether to accept or reject it. In making its recommendation, the Governance and Nominations Committee will consider all factors it considers relevant, including the stated reasons shareholders “withheld” their votes, the length of service and qualifications of the director, the director’s contributions to the Company, and the Company’s Principles of Corporate Governance.

The Board will act on the Governance and Nominations Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting. Promptly following the Board’s decision, the Company will disclose the nature of the decision, providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation, in a Form 8-K filed with the Securities and Exchange Commission.

To the extent that one or more directors’ resignations are accepted by the Board, the Governance and Nominations Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

Any director who tenders his or her resignation pursuant to this provision will not participate in the Governance and Nominations Committee’s recommendation or the Board’s decision on the resignation. If a majority of the members of the Governance and Nominations Committee have been required to tender their resignations because of this provision, then the remaining independent directors will appoint a special committee from among themselves for the purpose of considering the resignations and recommending whether to accept or reject them.

This corporate governance guideline will be summarized or included in each proxy statement relating to an election of directors of the Company.

      The shareholder suggests that governance guidelines of this type are “inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal support.” In the past five years, our directors have, on average, received the affirmative vote of approximately 95% of the shares voted through the plurality process; none has received less than 87.6% of the vote. It can hardly be said, therefore, that Ciena’s directors have been “elected despite only minimal support.”

      The shareholder also proposes that the Board should address this issue by amending the certificate of incorporation or bylaws. The Board believes that law and practice in this area are evolving and that it would be premature for the Board to introduce an alternative system beyond that set forth in the Principles of Corporate Governance until the issues associated with failed elections and the application of a majority vote standard have been further clarified.

      For the reasons above, the Board believes that its revision to Ciena’s Principles of Corporate Governance provides shareholders with a greater voice in the election of directors and a better structure for director accountability than the majority vote proposal.

      The Board believes that the adoption of the shareholder’s proposal would not be in the best interests of Ciena and its shareholders and unanimously recommends that you vote AGAINST the proposal.

OWNERSHIP OF SECURITIES

      The following table sets forth, as of December 31, 2005, the beneficial ownership of Ciena’s common stock for the following persons:

•	all shareholders known by us to beneficially own more than 5% of our common stock;

•	our Chief Executive Officer and the other Named Executive Officers (as that term is defined in the Summary Compensation Table included in this Proxy Statement);

•	each of our directors; and

•	all of our directors and executive officers as a group.

      Certain information in the table concerning beneficial owners other than our directors and executive officers is based on information contained in filings made by such beneficial owners with the Securities and Exchange Commission.

      Pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, shares are deemed to be beneficially owned by a person if that person has the right to acquire shares (for example, upon exercise of an option) within sixty days of the date that information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares held by any person in the table below does not necessarily reflect the person’s actual voting power. As of December 31, 2005, there were 580,879,132 shares of Ciena common stock outstanding.

	Number			Beneficial	Percent of
	of Shares		Right to	Ownership	Outstanding
Name of Beneficial Owner	Owned(1)		Acquire(2)	Total(3)	Shares

FMR Corp.(4)	68,529,939		522,824	69,052,763	11.9%
Patrick H. Nettles, Ph.D.	2,446,761		2,982,800	5,429,561	*
Gary B. Smith	38,073		2,952,737	2,990,810	*
Stephen B. Alexander	130,116	(5)	1,259,942	1,390,058	*
Joseph R. Chinnici	276,052		1,096,097	1,372,149	*
James F. Collier III	4,666		768,438	773,104	*
Stephen P. Bradley, Ph.D.	40,000		310,500	350,500	*
Harvey B. Cash(6)	378,898		200,500	579,398	*
Don H. Davis, Jr.	10,000		120,000	130,000	*
Lawton W. Fitt	—		218,866	218,866	*
Judith M. O’Brien	29,349	(7)	215,466	244,815	*
Michael J. Rowny	—		20,000	20,000	*
Gerald H. Taylor	2,000		208,532	210,532	*
All executive officers and directors as a group (15 persons)	3,381,185		12,492,212	15,873,397	2.7%

*	Represents less than 1%.

(1)	Excludes shares that may be acquired through the exercise of stock options, the vesting of restricted stock units or other convertible or exercisable rights.

(2)	Except as otherwise set forth in the footnotes below, represents shares of common stock that can be acquired upon the exercise of stock options or vesting of restricted stock units within sixty days of December 31, 2005.

(3)	The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

(4)	This shareholder’s address is 82 Devonshire Street, Boston, MA 02109. The information concerning this shareholder is based solely on a Schedule 13G/ A, filed jointly by FMR Corp. (“FMR”), Edward C. Johnson 3d and Abigail P. Johnson with the Securities and Exchange Commission on February 14, 2005, and reflects their beneficial ownership at December 31, 2004. Based on the Schedule 13G/ A, FMR is the parent holding company of Fidelity Management & Research Company (“Fidelity”). By acting as investment adviser to various investment companies, Fidelity is the beneficial owner of 57,139,943 shares of Ciena’s common stock, or 9.8% of the outstanding shares of Ciena common stock at December 31, 2005. Shares included in the “Right to Acquire” column above reflect shares of common stock exercisable upon conversion of Ciena’s 3.75% convertible notes held by Fidelity and another subsidiary of FMR. These notes are convertible at the option of the holder into 9.5808 shares of common stock for each $1,000 in principal amount.

(5)	Voting and investment power is shared with Mr. Alexander’s spouse.

(6)	Includes 221,486 shares of common stock owned by InterWest Partners VI, L.P. and 7,022 shares owned by InterWest Investors VI, L.P., which Mr. Cash may be deemed to beneficially own by virtue of his status as a Managing Director of InterWest Management Partners VI, LLC, which is the general partner of each limited partnership. Mr. Cash disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest therein. Also includes 145,000 shares owned by the Harvey B. Cash self-directed IRA, 2,691 shares owned by InterWest Management Profit Sharing Retirement Plan FBO Harvey B. Cash and direct ownership of 2,699 shares.

(7)	Voting and investment power is shared with Ms. O’Brien’s spouse.

COMPENSATION AND OTHER INFORMATION CONCERNING EXECUTIVE OFFICERS
Summary Compensation Table
      The following table sets forth the compensation information for Ciena’s fiscal years ended October 31, 2003, 2004 and 2005 for Ciena’s Chief Executive Officer and the other four highest-paid executive officers as of October 31, 2005. The five individuals included in the compensation information below are collectively referred to as the “Named Executive Officers.” Information in the table below regarding Restricted Stock Unit Awards reflects the dollar value of the shares subject to the grant based upon the closing price per share of Ciena common stock on the grant date. Footnotes (1) and (2) to the table below describe the vesting terms of the restricted stock unit grants, the forfeiture of certain grants containing performance-based vesting, and the year end dollar value of such grants based upon the closing price per share of Ciena common stock of $2.37 on October 28, 2005, the last trading day of Ciena’s fiscal year.

				Long Term Compensation
				Awards

		Annual Compensation (4)		Restricted		Securities
				Stock Unit		Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Award(s)(1)		Options	Compensation(3)

Patrick H. Nettles, Ph.D.	2005	$300,000	$—	$—		—	$11,701
Executive Chairman of	2004	300,000	—	—		300,000	12,012
the Board of Directors	2003	300,000	—	—		450,000	17,785
Gary B. Smith	2005	$528,846	$—	$—		700,000	$6,737
President, Chief Executive	2004	650,000	—	405,600		230,000	6,662
Officer and Director	2003	650,000	—	—		700,000	6,002
Stephen B. Alexander	2005	$300,000	$—	$—		250,000	$3,438
Senior Vice President,	2004	300,000	—	94,640		55,000	3,342
Products and Technology	2003	300,000	—	—		300,000	1,110
Chief Technology Officer
Joseph R. Chinnici	2005	$350,000	$—	$—		250,000	$7,538
Senior Vice President,	2004	350,000	—	94,640		55,000	9,463
Finance and Chief	2003	350,000	—	—		300,000	10,770
Financial Officer
James F. Collier III	2005	$300,000	$200,012	$—		250,000	$4,519
Senior Vice President,	2004	298,558	125,000	166,240	(2)	455,000	4,447
Worldwide Sales	2003	210,975	116,847	—		90,000	1,416

(1)	Restricted stock units were granted in the following amounts on December 9, 2003: (a) 60,000 restricted stock units to Mr. Smith, and (b) 14,000 restricted stock units to each of Messrs. Chinnici, Collier and Alexander. One third of the total number of restricted stock units granted became vested on December 9, 2005. An additional one third of the total grant amount will vest on December 9, 2006 and 2007, provided the recipient remains employed by Ciena. All of the unvested restricted stock units vest upon a termination of service due to death or disability. Based upon the $2.37 closing price per share of Ciena common stock on October 28, 2005, at the end of fiscal 2005: (a) the 40,000 restricted stock units that remained held by Mr. Smith had a dollar value of $94,800, and (b) the 9,334 restricted stock units held by each of Messrs. Chinnici, Collier and Alexander, had a dollar value of $22,122.

(2)	In addition to the restricted stock units granted to Mr. Collier described in footnote (1), the amount set forth for Mr. Collier reflects the grant of 20,000 additional restricted stock units on May 18, 2004, valued at $71,600 based upon the $3.58 closing price per share of Ciena common stock on the date of the grant. These restricted stock units contained certain performance-based vesting terms. As a result of these terms, the 20,000 restricted stock units subject to this grant have been forfeited and therefore had no dollar value at the end of fiscal 2005.

(3)	Includes the following for fiscal 2005:

(a)	life insurance premiums, paid by Ciena on behalf of all employees, in the amount of $714 for each of the Named Executive Officers, for group term life insurance coverage equal to two times annual salary and bonus, up to a maximum of $500,000;

(b)	additional life insurance premium of $199 for Mr. Smith pursuant to a supplemental term life insurance policy that offers $235,000 in additional coverage above the limitation in footnote (a);

(c)	long-term disability premiums, paid by Ciena on behalf of all employees, in the amount of $570 for Dr. Nettles, $855 for Mr. Smith, $570 for Mr. Alexander, $665 for Mr. Chinnici and $482 for Mr. Collier;

(d)	supplemental long-term disability premiums of $6,921 for Dr. Nettles, $1,819 for Mr. Smith, and $3,084 for Mr. Chinnici, paid by Ciena on their respective behalf, pursuant to executive long-term disability insurance policies held by those individuals; and

(e)	401(k) plan matching contributions, available to all employees, paid by Ciena in the amount of $3,496 to Dr. Nettles, $3,150 to Mr. Smith, $2,154 to Mr. Alexander, $3,075 to Mr. Chinnici and $3,323 to Mr. Collier.

(4)	Salary information includes a compensation deferral of $10,000 by Mr. Smith in fiscal 2005. During fiscal 2005, Ciena’s Board of Directors terminated the deferred compensation plan and distributed all amounts previously deferred.

Option Grants in Last Fiscal Year

      The following table provides the specified information concerning options granted to the Named Executive Officers for the fiscal year ended October 31, 2005:

	Individual Grants

			Percentage
			of Total			Potential Realizable Value at
	Number of		Options			Assumed Annual Rates of
	Securities		Granted to			Stock Price Appreciation for
	Underlying		Employees	Exercise		Option Term(4)
	Options		in Fiscal	Price Per	Expiration
	Granted		2005	Share(3)	Date	5%	10%

Patrick H. Nettles, Ph.D.	—		—	—	—	—	—
Gary B. Smith	350,000	(1)	2.45%	$2.85	12/10/2014	$627,322	$1,589,758
	350,000	(2)	2.45%	$2.85	12/10/2014	$627,322	$1,589,758
Stephen B. Alexander	125,000	(1)	0.87%	$2.85	12/10/2014	$224,044	$567,771
	125,000	(2)	0.87%	$2.85	12/10/2014	$224,044	$567,771
Joseph R. Chinnici	125,000	(1)	0.87%	$2.85	12/10/2014	$224,044	$567,771
	125,000	(2)	0.87%	$2.85	12/10/2014	$224,044	$567,771
James F. Collier III	125,000	(1)	0.87%	$2.85	12/10/2014	$224,044	$567,771
	125,000	(2)	0.87%	$2.85	12/10/2014	$224,044	$567,771

(1)	Options granted on December 10, 2004 were initially to vest and become exercisable as to 25% of the total grant on the last day of the month in which the first anniversary of the grant occurs, and 2.084% per month thereafter. As described in the “Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values” table below, the vesting of these options and other “out-of-the-money” options held by employees was accelerated as of October 26, 2005.

(2)	Options granted on December 10, 2004 vest and become fully exercisable on the last day of the month following two consecutive quarters of achievement by Ciena of certain financial performance measures. If these goals are not met by the end of fiscal 2006, the options will not vest. These options were not subject to the October 26, 2005 acceleration of vesting.

(3)	Options were granted at exercise prices equal to the fair market value of Ciena’s common stock based on the closing price on the Nasdaq National Market on the date of grant. Upon exercise, the aggregate exercise price is to be paid to Ciena in cash.

(4)	The dollar amounts set forth under these columns are the result of calculations of assumed annual rates of stock price appreciation of 5% and 10% from the date of grant to the date of expiration of such options. These assumptions are not intended to forecast future appreciation of Ciena’s stock price. Ciena’s stock price may increase or decrease in value over the time period set forth above.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
      The following table provides the specified information concerning option exercises in the last fiscal year and the number and dollar value of unexercised options held as of October 31, 2005 by the Named Executive Officers. Information on the number and value of exercisable options in the table below reflects the October 26, 2005 acceleration of vesting of unvested “out-of-the-money” stock options for approximately 14.1 million shares held by employees, officers and directors under Ciena equity compensation plans. For purposes of this acceleration of vesting, options having an exercise price of $2.50 or greater (reflecting the closing price per share of $2.49 on the Nasdaq National Market on the date preceding the acceleration of vesting) were considered “out-of-the-money.” The acceleration of vesting did not include stock options granted to executive officers that vest upon Ciena’s achievement of certain financial performance measures as set forth in footnote (2) in the “Option Grants in Last Fiscal Year” table above.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		in-the-Money Options at
	Shares		Options at 10/31/2005		10/31/2005 (2)
	Acquired	Value
	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Patrick H. Nettles, Ph.D.	—	—	2,982,800	—	$2,135,000	—
Gary B. Smith	—	—	2,869,924	350,000	—	—
Stephen B. Alexander	—	—	1,227,650	125,000	$58,621	—
Joseph R. Chinnici	200,000	$429,000	1,069,014	125,000	$73,705	—
James F. Collier III	—	—	745,000	125,000	—	—

(1)	Calculated on the basis of the fair market value of the shares acquired on the exercise date, less the aggregate exercise price.

(2)	Calculated on the basis of the fair market value of the underlying common stock as of the end of fiscal 2005, based upon the $2.37 closing price per share of Ciena common stock on October 28, 2005, less the aggregate exercise price.
Equity Compensation Plan Information
      During fiscal 2005, the Board of Directors determined that all future grants of stock options, restricted stock, or other forms of equity-based compensation will be issued under the Ciena Corporation 2000 Equity Incentive Plan (the “2000 Plan”). The Board of Directors capped future equity grants under all other current equity incentive plans, excluding Ciena’s 2003 Employee Stock Purchase Plan (“ESPP”). The following table provides information as of October 31, 2005 with respect to the shares of Ciena’s common stock that may be issued under Ciena’s existing equity compensation plans.

	(A)		(C)
	Number of securities to be	(B)	Number of securities remaining
	issued upon exercise of	Weighted-average exercise	available for future issuance under
	outstanding options,	price of outstanding	equity compensation plans (excluding
Plan category	warrants and rights	options, warrants and rights	securities reflected in Column (A))

Equity compensation plans approved by security holders(1)	21,545,190	$7.22	65,494,051	(2)(3)
Equity compensation plans not approved by security holders(4)	39,045,656	$5.95	—	(5)

Total	60,590,846	$6.40	65,494,051

(1)	Consists of the following equity compensation plans:

•	1994 Third Amended and Restated Stock Option Plan;

•	1996 Outside Directors Stock Option Plan;

•	2000 Plan;

•	ESPP; and

•	equity compensation plans assumed by Ciena in connection with its merger with ONI Systems Corp. (“ONI”), including, the ONI 1999 Equity Incentive Plan, the ONI 1998 Equity Incentive Plan and the ONI 1997 Stock Option Plan (“ONI Plans”).

(2)	Consists of shares remaining available for future issuance under the 2000 Plan and the ESPP. The 2000 Plan incorporates an evergreen provision pursuant to which, on January 1 of each year, the aggregate number of shares reserved for issuance under the 2000 Plan automatically increases by 5% of the total number of shares of Ciena’s common stock outstanding on December 31 of the preceding year, unless the Compensation Committee determines to reduce the increase in that year. The Compensation Committee determined not to increase the number of shares available under the 2000 Plan at January 1, 2005 and 2006. On March 16, 2005, Ciena shareholders approved an amendment to the ESPP pursuant to which 11.8 million shares were added to the ESPP on March 16, 2005, increasing the number of shares available under the ESPP to 25 million. The amendment to the ESPP also provided for an “evergreen” provision, pursuant to which, beginning on December 31, 2005, the number of shares available for issuance under the ESPP annually increases by up to four million shares, provided that the total number of shares available for issuance at any time under the ESPP shall not exceed 25 million. On December 31, 2005, the evergreen provision automatically added an additional 2.1 million shares to the ESPP (not reflected in the table at fiscal year end above), increasing the total number of shares available to 25 million.

(3)	There are no shares available for future issuance under the ONI Plans. However, any shares subject to outstanding options or other awards under the ONI Plans that are forfeited upon cancellation become available for grant and issuance under the 2000 Plan.

(4)	Consists of the following equity compensation plans:

•	1999 Non-Officer Stock Option Plan; and

•	equity compensation plans assumed by Ciena in connection with mergers or acquisitions, including the Cyras Systems, Inc. 1998 Stock Plan, the Omnia Communications, Inc. 1997 Stock Plan, the Lightera Networks, Inc. 1998 Stock Plan, the WaveSmith Networks, Inc. 2000 Stock Option and Incentive Plan, the Internet Photonics, Inc. 2000 Corporate Stock Option Plan and the Catena Networks, Inc. 1998 Equity Incentive Plan.

(5)	By operation of the determination of the Board of Directors to cap future grants from equity incentive plans other than the 2000 Plan and the ESPP.
Employment Agreements and Change-in-Control Arrangements
      In April 1994, Ciena entered into an employment agreement with Dr. Nettles. The employment agreement specifies that Dr. Nettles is an employee at will. In the event that he is terminated without “cause,” as defined in the employment agreement, he will receive continuation of benefits and payment of his monthly base salary until the earlier of the expiration of six months from such termination, or the commencement of his employment with a person or entity other than Ciena.
      Ciena has also entered into transfer of control/severance agreements with all of its executive officers, including Dr. Nettles and Messrs. Smith, Alexander, Chinnici and Collier. The agreements automatically renew for successive one year-terms unless Ciena gives notice of non-renewal at least 90 days prior to the anniversary of such agreement. These agreements generally provide for the continuation of payment of up to one year of salary and bonus in the event that the officer’s employment is terminated without “cause,” or, upon a termination of employment by the officer for “good reason,” as each term is defined in the agreement, within one year following a change in control of Ciena. In addition, the terminated officer, and his or her family, are eligible to continue to participate in Ciena’s benefit plans or receive payment of the equivalent cost of such benefits until the earlier of the first anniversary of termination or the last day of the month in which the officer begins employment with another employer. Under the agreements, officers are eligible to receive a tax gross up payment to cover any additional taxes incurred by reason of the continued benefits coverage and any imposition of excise tax upon severance benefits payable. Officers also remain covered by directors and officers insurance and indemnification agreements until the period under the applicable statute of limitations has ended. The agreements also provide for the vesting of stock options held by the officer to continue for up to one year following termination. Payment of the severance benefits above will also apply where the officer is terminated in advance of a change in control and the officer can reasonably demonstrate that such termination was in connection with or in anticipation of the change in control. The agreements continue in effect for one year following such change in control and payment of any severance under the agreement is conditioned on the officer delivering a one-year non-competition agreement and waiver. The agreement with Mr. Smith is generally upon the same terms above, but provides that, in the event that his employment is terminated without cause by Ciena, or for good reason by Mr. Smith, within one year following a change in control of Ciena, Mr. Smith is entitled to a payment of the greater of $3,000,000 or three times his then current base salary and bonus, continuation of benefits for up to three years and immediate vesting of all of his unvested options.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that Ciena specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.
      The Committee administers Ciena’s executive compensation program. In this role, it establishes the compensation of Ciena’s Executive Chairman and its Chief Executive Officer and approves the compensation of the other members of Ciena’s executive leadership team upon the recommendation of the Chief Executive Officer. The Committee also administers Ciena’s various equity compensation plans and its bonus plan, and exercises general oversight over Ciena’s compensation practices.
Compensation Policy and Practices
      The Committee has a charter and procedures that it follows in carrying out its responsibilities and it has developed a set of practices and guidelines that it uses to reach its decisions. It reviews the charter and its policies annually, modifying them as it believes desirable. While the Committee generally adheres to its compensation guidelines, significant changes in Ciena’s business or the markets in which it operates may cause us to deviate from these guidelines as we deem appropriate in order to attract, motivate, and retain talented executives and to serve the best interests of Ciena and its shareholders.

General
      As a general matter, the Committee seeks to formulate and administer compensation programs that enable Ciena to attract and retain the highly qualified employees necessary to enable it to compete successfully and increase shareholder value. We generally seek to offer Ciena’s executive leadership team competitive compensation packages in which a portion of each executive’s compensation is tied to the achievement of financial and operational objectives. In implementing this policy the Committee attempts to take into account both the long- and short-term interests of Ciena, which we believe will increase shareholder value over the long term.
      In establishing the compensation of the Executive Chairman and the Chief Executive Officer, and reviewing the proposed compensation for the other executive officers, the Committee considers, for each officer, the value of his or her role to Ciena, the contribution he or she makes to Ciena in that role, and the quality of his or her individual performance. The Committee also reviews market survey data for executive officers in a selection of companies in the same or related industries that are sufficiently like Ciena that their compensation practices should serve as a benchmark for what constitutes competitive compensation. The Committee uses the services of outside compensation consultants when it believes to do so would assist it carrying out its responsibilities.
      The Committee generally develops compensation plans, for both the executive leadership team and the majority of Ciena’s salaried workforce, based on three principal elements: a base salary, bonuses that depend on performance, and equity-based long-term incentive compensation.

Base Salary
      The Committee generally seeks to set base salaries for executives at or slightly above the 50th percentile of salaries for similar positions at comparable companies, taking into account the nature of the position, the responsibilities, skills and experience of the officer, and his or her performance. In view of Ciena’s financial performance over the last few years and its need to make prudent use of its cash, the Committee has generally not increased the base salaries of its executive leadership team since 2001, except to recognize promotions or changes in responsibility.

Bonus Program
      Until the beginning of fiscal 2002, members of the executive leadership team were eligible under Ciena’s bonus program to receive quarterly bonus payments that were dependent on Ciena’s success in achieving performance objectives established by the Committee. The percentage was based on the particular officer’s position and responsibilities and the extent to which the objectives were met. Ciena has not paid cash bonuses to its executive leadership team since 2001 (with the exception of sales incentive compensation paid to the Senior Vice Presidents of sales during that period). If Ciena’s financial performance continues to improve, the Committee expects to be able to reinstitute a bonus program.

Equity-Based Long-Term Incentive Compensation
      The Committee believes that long-term incentive compensation performs an essential role in attracting and retaining senior executives and providing them long-term incentives to maximize shareholder value. Historically, Ciena has relied primarily on stock options for its long-term incentive program. A stock option becomes valuable only if Ciena’s stock price increases above the option exercise price and the holder of the option remains employed for the period required for the option to “vest.” This provides an incentive for an option holder to remain employed by Ciena. In addition, stock options link a portion of an employee’s compensation to shareholders’ interests by providing an incentive to maximize shareholder value. Over the last four years, because we have generally not increased the base salaries of the executive leadership team or paid them bonuses, we have relied heavily on stock options, making substantial grants to the executive leadership team in each of these years.
      Ciena has also historically used stock options as a part of the compensation of its non-executive employees. Ciena has typically made grants to all employees at the time they are hired, in connection with promotions, and to reward exceptional performance. The Committee has also routinely made regular semi-annual grants in amounts based on an employee’s level within the organization and his or her performance.
      Ciena’s equity-based compensation program has consisted primarily of four plans:

•	1994 Third Amended and Restated Stock Option Plan, a plan under which executive officers, key employees and non-employee directors may be granted options;

•	1999 Non-Officer Stock Option Plan, a broad-based plan under which options may be granted to all employees other than executive officers;

•	Ciena Corporation 2000 Equity Incentive Plan (the “2000 Plan”), a plan under which executive officers, key employees and non-employee directors may be granted options, restricted stock, and other forms of equity-based compensation; and

•	1996 Outside Directors Stock Option Plan, a plan that provides for automatic grants to non-employee directors.
There also are options outstanding under various plans originally established by companies that Ciena has acquired but under which Ciena cannot or does not intend to grant options or other awards in the future.
      During fiscal 2005, we conducted a review of Ciena’s equity compensation program. Insofar as they relate to changes in the way we use equity-based compensation, the results of that review are described below. We also reviewed our existing option plans with a view toward simplifying their administration and significantly reducing the number of shares available under these plans to a number more realistically related to Ciena’s needs. At our regular meeting in October 2005, we formally resolved to “cap” all of the options plans except for the 2000 Plan, and to make no further grants from any of the other plans.

Perquisites
      Ciena’s executive leadership team are eligible for the same health and dental insurance, accidental death insurance, disability insurance, vacation, and other similar benefits as the rest of Ciena’s employees. Ciena provides supplemental, executive long-term disability insurance coverage for Messrs. Nettles, Smith and Chinnici. In addition, Ciena offers the executive leadership team an annual physical, tax preparation and financial planning services, and life insurance up to two times annual salary and bonus, subject to a $500,000 cap. Supplemental life insurance procured on behalf of Mr. Smith provides an additional $235,000 of coverage in excess of this limitation.
Significant Compensation Decisions for Fiscal 2005

Salaries
      The Committee determined at its meeting in October 2004, that it would again generally make no changes to the salaries of the executive leadership team (except in cases of promotions or changes of responsibility).

Bonus Program
      While the Committee considered the possibility of reinstituting a bonus program for fiscal 2005, it concluded that Ciena’s financial performance did not yet warrant doing so.

Long-Term Incentive Compensation of Members of the Executive Leadership Team
      At its regular meeting in October 2004, the Committee approved a semi-annual grant of stock options to employees other than the executive leadership team. At its regular meeting in December 2004, the Committee approved grants of stock options to the executive leadership team. One half of these options vest in equal monthly installments over four years. For the first time, we introduced an element of performance-based vesting to the equity-based compensation program, providing that the remaining half of the options will vest upon the timely achievement of corporate targets for positive cash flow from operations.

Executive Chairman Compensation
      The Committee made no change in Dr. Nettles’ base salary for fiscal 2005 and made no long-term incentive grants.

Chief Executive Officer Compensation
      At a special meeting in November 2004, Mr. Smith recommended that the Committee approve a reduction of his annual base salary from $650,000 to $500,000. This recommendation to the Committee was voluntarily offered by Mr. Smith and was not related to his or Ciena’s performance. The Committee considered and accepted this recommendation. At its December 2004 meeting the Committee determined to grant Mr. Smith an option to purchase 700,000 shares of stock, with the same vesting provisions as the options described above for the other members of the executive leadership team. In determining the form and amount of this grant, the Committee took into account Mr. Smith’s performance, and the importance of providing him with sufficient incentives to remain with Ciena and carry on the work necessary to continue to effect Ciena’s repositioning, corporate transformation and return to profitability. The Committee also took into account information about recent stock option grants to the Chief Executive Officers of similar companies and the advice of its independent compensation consultant.
Significant Compensation Decisions for Fiscal 2006

Salaries
      The Committee determined at our regular meeting in October 2005, that it would again make no changes to the salaries of the executive leadership team with the exception of two executives who had been asked to take on increased responsibilities.

Bonus Program
      At our October meeting, we also concluded that it was still premature to reinstitute a bonus program for fiscal 2006. We did, however, agree to reconsider the issue later in the year if Ciena’s financial performance continues to improve, with a view towards possibly reinstituting a program later in the year.

Long-Term Incentive Program
      During fiscal 2005, the Committee conducted a comprehensive review of Ciena’s equity-based compensation strategy and practices, both as they relate to long-term incentive compensation for the executive leadership team, and to option grants for the rest of Ciena’s employees. The review had three goals:

•	to reexamine and revise Ciena’s overall strategy for using equity in compensating employees and executives in view of changes in the needs of the company and in the external environment;

•	to develop an approach to equity grants for the executive leadership team in view of a revised strategy; and

•	to arrive at specific grants for the executive team for fiscal 2006.
As in past years, we made a single grant to the members of the executive leadership team at the beginning of the fiscal year, and as a general rule we do not plan to make any further grants for the remainder of the year. The Committee also considered possible changes in the use of stock options and restricted stock in compensating non-executive employees.
      We retained an independent compensation consultant to assist with this review. Working with the consultant, we considered recent changes in practices relating to equity-based compensation. We believe those changes to be partly the result of changing perceptions of the advantages and disadvantages of equity-based compensation, including an increased sensitivity to the dilutive effects on existing shareholders. The new accounting requirement that companies expense grants of stock options is also likely to have significant effects on the use of options as a compensatory vehicle. In light of the increased expense associated with option grants, many companies will likely reduce their use of stock options. Many will also make increased use of restricted stock and similar vehicles in lieu of stock options.
      As a result of our review, we developed principles that we believe should guide our actions in making grants of equity to the executive leadership team under the current circumstances, including the following:

•	Since we have paid no bonuses and approved only isolated increases in salary since 2001, substantial equity grants are appropriate to assure the retention of key executives and provide appropriate incentives.

•	A portion of the equity grants should include performance-based vesting to provide amplified incentives to achieve Ciena’s key financial goals.

•	The “burn rate” for all grants under the 2000 Plan should remain at or below the burn rate of comparable companies and should in any event not exceed a maximum of 2.5% to 3% of Ciena’s outstanding common shares.
      We believe that, especially given its current situation, Ciena’s future will depend in substantial part on the efforts of the executive leadership team. The principal goals of any compensation program for these individuals should be to retain their services and to provide them incentives to continue to work to make Ciena successful and thereby create shareholder value. We began our analysis by seeking to determine the value of the equity awards appropriate to accomplish those goals.
      As a starting point, working with our consultant, we developed a list of companies that represent an appropriate peer group with which to compare Ciena’s compensation practices. We compared the total cash compensation (salary plus bonus) for the senior executives of those companies with the cash compensation (which has recently consisted of salary only) for Ciena’s executive leadership team, and concluded that, in general, the cash compensation being received by Ciena’s executives is at or below the 25th percentile of executives occupying comparable positions in the peer group. The Committee believes this level of cash compensation raises concerns for retention of key executives, particularly given the significant progress that Ciena has made over the last two years and the nature of the challenges ahead. We considered the values, at the 25th, 50th and 75th percentile levels, of long-term incentive grants made by the peer group companies to their counterparts of Ciena’s executive leadership team. We were also cognizant that Ciena provides its executives only very modest benefits and perquisites. Because of our concerns about the relatively low level of cash compensation paid to the Ciena team, we determined that we should use the higher end of this range as a guide in establishing their equity awards.
      The Committee considered three forms of equity-based compensation: stock options, restricted stock and performance shares (restricted stock the vesting of which is conditioned on achieving specified performance goals). After comparing the results of different combinations of the three, given various assumptions for increases in Ciena’s stock price over a five-year period, we determined that a combination consisting of roughly 50% in value of options, 30% in value of restricted stock, and 20% in value of performance shares would best serve the goals we sought to achieve. We decided, for administrative convenience, to grant restricted stock units and performance share units (contracts that give the recipients the right to receive shares as the units vest) rather than make outright grants of stock subject to vesting.
      Before reaching a decision on specific awards, the Committee considered the potential dilutive effect on current shareholders of grants of the general magnitude proposed. Since 2002, the Committee had managed Ciena’s stock option program based on the guideline that the total net option grants for any fiscal year should not exceed 2.25% of the common shares outstanding. In the course of its review, the Committee determined that it should adopt a revised guideline based on the gross number of shares used in grants during any fiscal year. After considering the equity compensation “burn rates” of the companies in the peer group, guidelines used by certain institutional advisory services, and the advice of our compensation consultant, we decided to adopt a guideline of an equity compensation burn rate on the order of 3% of the common shares outstanding (on a gross basis) in any fiscal year. We believe that this is not only consistent with our previous guideline, but that it is conservative when compared to the practices of our peer companies.
      Restricted stock and performance shares dilute the outstanding shares when they vest regardless of the market price of the stock, whereas options actually become dilutive only if they are “in the money.” Accordingly, it is generally considered that restricted stock and performance shares are more dilutive than options. In calculating “burn rates,” therefore, it is necessary to convert restricted stock and performance share grants into their equivalent in stock options. No standard practice has yet emerged as to how this conversion should be made. On the advice of our consultant, and consistent with the practices of at least one institutional shareholder advisory service, we determined that, in applying our burn rate guideline, we will convert restricted stock and performance shares into “option equivalents” using a conversion ratio of 1.5 to one. We plan to monitor practices in this area as they evolve.
      As described above, we initially established the general magnitude of the proposed grants based on the value of grants made by companies in the peer group. As an additional check we also compared the proposed grants as a percentage of Ciena’s outstanding shares against grants made by peer companies as a percentage of their outstanding shares. This comparison produced results that were nearly identical with the value-based analysis and confirmed our belief that the general magnitude of proposed grants was both reasonable and within the range necessary to be competitive.
      Finally, the Committee considered the total grants to be made to the executive leadership team in the context of Ciena’s overall equity-based compensation program. Based on projections of equity grants to be made to employees during the balance of fiscal 2006, we determined that we could make the proposed executive grants and the projected additional grants to employees and still remain within our newly-established guideline of a burn rate on the order of 3% of common shares outstanding.
      Beginning with a preliminary analysis provided by the Committee’s compensation consultant, the Chief Executive Officer made recommendations for the level of specific grants for each member of the executive leadership team other than himself and the Executive Chairman. In doing so, he took into account their performance, the value of their role to Ciena, and the need to provide them sufficient incentives to remain with Ciena and continue their work toward its success. The recommendations each included a stock option that would vest in equal monthly installments over four years, a restricted stock unit that would vest in equal quarterly installments over four years, and a performance share unit that would vest upon Ciena’s achieving certain profitability targets. Under the terms of the restricted stock units and the performance share units, at the option of the holder, Ciena will pay the withholding tax due as the units vest and will reduce the number of shares issued by the amount of withholding, based on the fair market value of the shares on the date of vesting. The Committee reviewed and approved these recommendations, and made grants based on them effective on the first day of fiscal 2006.

Executive Chairman Compensation
      The Committee made no change in Dr. Nettles’ base salary for fiscal 2006 and made no long-term incentive grants to him. The Committee considers his salary to be appropriate and not excessive for the services he is performing for Ciena.

Chief Executive Officer Compensation
      The Committee decided to make no change in Mr. Smith’s annual base salary, but to maintain it at the reduced level of $500,000 per year established for fiscal 2005. Using the process described above for the other members of the executive leadership team, and with the advice of its consultant, the Committee decided to grant Mr. Smith a combination of a stock option for 750,000 shares, restricted stock units for 325,000 shares and performance share units for 175,000, all on terms similar to those granted to the other members of the team. The Committee considers this compensation to be appropriate and not excessive for the services he is performing for Ciena.

Other Actions
      As part of its review of the equity compensation strategy, the Committee considered the desirability of accelerating the vesting of some or all of the unvested stock options that were out of the money. The Committee conducted a joint special meeting with the Audit Committee during which the two committees considered a report on Statement of Financial Accounting Standard 123(R), which requires Ciena to commence in fiscal 2006 recording compensation expenses when it grants stock options. The two committees discussed the accounting effects of SFAS 123(R), the reaction of the financial community to it, and various alternatives for reducing the accounting expense that Ciena will be required to record as a result of outstanding out-of-the-money options. At its regular meeting in October 2005 the Committee discussed these alternatives further and agreed to refer the matter to the Board of Directors without recommendation. At its meeting on October 26, 2005, the Board voted unanimously to accelerate all out-of-the-money stock options with the exception of certain options whose vesting depends on achieving certain financial goals.
      In the past, members of the executive leadership team have been eligible to participate in Ciena’s Employee Stock Purchase Plan (ESPP), which enables employees to purchase shares of Ciena common stock at a discount to fair market value by using funds deducted from paychecks during the preceding six months. During fiscal 2005, we reviewed the ESPP with a view to determining how it was being used and whether any modifications were in order. Although we determined not to make any significant modifications in the ESPP for the time being, we did conclude that, because they were receiving significant grants of equity in other forms, members of the executive leadership team should not be eligible to participate in the ESPP in the future. The Committee is continuing to study the costs and benefits of this program.
      At our October 2005 meeting, at the request of management, we also considered the continued value to Ciena, in light of recent changes to the income tax laws, of its deferred compensation plan, pursuant to which eligible executives could elect to defer receipt of a portion of their cash compensation. On the recommendation of management, we concluded that the program was no longer worth the cost of maintaining it, and we decided to terminate the program and distribute to participants the amounts they held in the plan.

Submitted by the members of the Compensation Committee: Judith O’Brien (Chairperson) Harvey B. Cash Don H. Davis, Jr. Gerald H. Taylor
Compensation Committee Interlocks and Insider Participation
      Messrs. Cash, Davis and Taylor and Ms. O’Brien, who comprised the Compensation Committee in fiscal 2005, were not at any time during fiscal 2005, or at any other time, officers or employees of Ciena. During fiscal 2005, no member of the Compensation Committee was an executive officer of another entity on whose compensation committee or board of directors an executive officer of Ciena served.
AUDIT COMMITTEE REPORT
      The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that Ciena specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.
      The Audit Committee met with management periodically during fiscal 2005 to consider the adequacy of Ciena’s internal controls, and discussed these matters with Ciena’s independent registered public accounting firm, PricewaterhouseCoopers LLP, and with appropriate Ciena financial personnel. The Committee also discussed with senior management and PricewaterhouseCoopers LLP Ciena’s disclosure controls and procedures and the certifications by Ciena’s Chief Executive Officer and Chief Financial Officer, which are required by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 for certain filings with the Securities and Exchange Commission. The Committee has established a procedure for receiving and addressing anonymous complaints regarding financial or accounting irregularities. It has also considered and overseen the implementation of accounting policies and their communication to financial and management personnel.

      The Audit Committee has reviewed and discussed Ciena’s audited financial statements for fiscal 2005 with management and with PricewaterhouseCoopers LLP. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, which relates to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with PricewaterhouseCoopers LLP its independence. Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal 2005 be included in Ciena’s Annual Report on Form 10-K for fiscal 2005 for filing with the Securities and Exchange Commission.

Submitted by the members of the Audit Committee: Lawton W. Fitt (Chairperson) Stephen P. Bradley, Ph.D. Michael J. Rowny

STOCK PERFORMANCE GRAPH
      The following graph shows a comparison of cumulative total returns for an investment in the common stock of Ciena, the Nasdaq Telecommunications Index and the S&P 500 Index from October 31, 2000 to October 31, 2005. The Nasdaq Telecommunications Index includes manufacturers and distributors of digital equipment used in telecommunication, operators of wireless and fixed-line telecommunication services, independent radio and television contractors, film production, providers of television, and media services and programming facilities including those driven by subscription. This graph is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and the graph shall not be deemed to be incorporated by reference into any prior or subsequent filing by Ciena under the Securities Act of 1933, as amended, or the Exchange Act.
Assumes $100 invested in Ciena Corporation, Nasdaq Telecom Index and S&P 500 on October 31, 2000 with all dividends reinvested at month-end.
SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
      Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some proposals by shareholders may be eligible for inclusion in Ciena’s proxy statement for the 2007 Annual Meeting. Shareholder proposals must be submitted, along with proof of ownership of Ciena common stock in accordance with Rule 14a-8(b)(2), to Ciena Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, Attention: Corporate Secretary. These submissions must comply with the rules of the SEC for inclusion in Ciena’s Proxy Statement and must be received no later than October 4, 2006. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement. We strongly encourage any shareholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws.
      SEC rules establish a different deadline for submission of shareholder proposals that are not intended to be included in Ciena’s proxy statement with respect to discretionary voting. Proxies may grant discretionary authority to vote on a matter that a shareholder has not delivered written notice of to Ciena’s Corporate Secretary at least 45 days prior to the anniversary of the date on which Ciena first mailed its proxy materials for its immediately preceding annual meeting of shareholders. The deadline for matters sought to be presented at the 2007 Annual Meeting is December 18, 2006. If a shareholder gives notice of such a proposal after the December 18, 2006 deadline, proxies for Ciena’s 2007 Annual Meeting may grant discretionary voting authority to the proxy holders to vote against the shareholder proposal when and if the proposal is raised at Ciena’s 2007 Annual Meeting. To make a submission, shareholders should provide written notice to Ciena Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, Attention: Corporate Secretary.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16 of the Securities Exchange Act of 1934, as amended, requires Ciena’s directors and officers, and persons who own more than 10% of Ciena’s common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the Nasdaq National Market. Such persons are required by Securities and Exchange Commission regulations to furnish Ciena with copies of all Section 16(a) forms that they file.
      Based solely on Ciena’s review of the copies of such forms furnished to Ciena and written representations from our executive officers and directors, we believe that Mr. Petrik filed one late Form 4 reporting a single transaction and that all other Section 16(a) filing requirements of our directors and executive officers were met.
ANNUAL REPORT ON FORM 10-K
      A copy of Ciena’s Annual Report to Shareholders for the fiscal year ended October 31, 2005 has been mailed concurrently with this Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material.
      Ciena filed its Annual Report on Form 10-K with the Securities and Exchange Commission on January 12, 2006. Ciena will mail without charge, upon written request, a copy of its Annual Report on Form 10-K for the fiscal year ended October 31, 2005, excluding exhibits. Please send a written request to Investor Relations, Ciena Corporation, 1201 Winterson Road, Linthicum, Maryland, 21090, or complete the request form on the investor relations page of Ciena’s website at www.ciena.com.
OTHER MATTERS
      Management knows of no matters to be presented for action at the Annual Meeting other than those mentioned in this Proxy Statement. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named as proxies will vote on such other matters in accordance with their judgment of the best interests of Ciena.
HOUSEHOLDING OF PROXY STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS
      Shareholders residing in the same household who hold their stock through a bank or broker may receive only one Annual Report to Shareholders and Proxy Statement in accordance with a notice sent earlier by their bank or broker. This practice of sending only one copy of proxy materials is called “householding.” This saves Ciena money in printing and distribution costs. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the shareholders within the household.
      If you hold your shares in “street name” and reside in a household that received only one copy of the Annual Meeting materials, you can request to receive a separate copy in the future by following the instructions provided on the voting instruction card sent by your bank or broker. If your household is receiving multiple copies of the annual report and proxy statement, you may request that only a single set of materials be sent by checking the appropriate box on the voting instruction card sent by your bank or broker. Alternatively, you may send written instructions to ADP, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Your instructions must include the name of your bank or broker and your brokerage account number.

      Shareholders of record will receive one Proxy Statement and Annual Report for each account. Copies of our Annual Report to Shareholders and Proxy Statement are available by contacting Ciena’s Investor Relations at (888) 243-6223, or write us at Ciena Corporation, 1201 Winterson Road, Linthicum, MD 21090, Attention: Investor Relations.
DIRECTIONS TO THE ANNUAL MEETING
From Washington, DC via Route 95 North
      Follow 95 North to Exit 53 (395 Downtown). At the third light turn right onto Pratt Street. Proceed on Pratt Street through eight lights, take a right on President Street and proceed three lights, getting into the right hand lane after the second light (Eastern Avenue). Go straight at the third light towards the Katyn Memorial. Enter the traffic circle and follow to the first right onto Aliceanna Street. The hotel entrance is approximately 100 yards on the right.
From New York and Philadelphia via Route 95 South
      Follow 95 South through the Fort McHenry Tunnel to Exit 53 (395 Downtown). At the third light turn right onto Pratt Street. Proceed on Pratt Street through eight lights, take a right on President Street and proceed three lights, getting into the right hand lane after the second light (Eastern Avenue). Go straight at the third light towards the Katyn Memorial. Enter the traffic circle and follow to the first right onto Aliceanna Street. The hotel entrance is approximately 100 yards on the right.
From Route 83 South
      Follow 83 South until it turns into President Street at Fayette Street. Follow President Street for five lights, getting into the right hand lane after the fourth light (Eastern Avenue). Go straight at the fifth light towards the Katyn Memorial. Enter the traffic circle and follow to the first right onto Aliceanna Street. The hotel entrance is approximately 100 yards on the right.
MISCELLANEOUS
      Ciena will bear the cost of soliciting proxies. Ciena has retained the services of The Altman Group, for a fee of approximately $6,000 and reimbursement of reasonable out of pocket expenses, to assist in the solicitation. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of Ciena common stock, and normal handling charges may be paid for such forwarding service. Officers and other Ciena management employees, who will receive no additional compensation for their services, may solicit proxies by mail, e-mail, personal interview or telephone.

By Order of the Board of Directors,

Russell B. Stevenson, Jr.
Secretary
February 1, 2006
Linthicum, Maryland

ANNEX A
CIENA CORPORATION
CHARTER OF THE AUDIT COMMITTEE
Mission
      The Audit Committee is a standing committee of the Company’s Board of Directors. Its mission is to assist the Board in fulfilling its oversight responsibilities by assessing and monitoring the Company’s financial information, potential financial, legal and regulatory exposures, systems of internal controls and the independent audit process.
Membership
      The Committee shall consist of at least three members of the Board of Directors (“Board”), all of whom shall be “independent” as defined by federal securities law and the listing requirements of the Nasdaq Stock Market and any securities exchanges on which the Company’s securities are listed. The members shall be appointed by vote of the full Board at the regular meeting of the Board that falls closest to the date of the annual meeting of shareholders. The Board shall appoint one member of the Committee to act as its Chair. At least one member of the Committee shall have a financial/accounting background and qualify as an “expert” in accounting matters as defined by the Securities and Exchange Commission. The members of the Committee shall serve terms of one year, and shall be eligible for re-appointment.
Duties and Responsibilities
      The Committee shall have the following duties and responsibilities:

•	Appoint and establish the compensation of the Company’s independent auditors, and oversee their work;

•	Approve in advance all audit and non-audit services to be performed by the Company’s independent auditors, unless Committee approval is not required by applicable laws, rules or regulations;

•	Resolve disagreements between management and the Company’s independent public accountants regarding financial reporting;

•	Facilitate communication between the independent public accountants and the Board;

•	At least annually review and approve the procedures established by the Company for collecting and processing information required to be included in its periodic reports filed with the Securities and Exchange Commission;

•	Periodically review and discuss with management and the independent public accountants the Company’s selection, application and disclosure of critical accounting policies, any significant changes in the Company’s accounting policies and any proposed changes in accounting or financial reporting that may have a significant impact on the Company. When appropriate, the Committee will consider the effect of alternative GAAP methods on the Company’s financial statements;

•	Oversee financial reporting processes of the Company with a view to the fulfillment of its responsibilities for the fair and accurate presentation of financial statements in accordance with generally accepted accounting principles and SEC regulations;

•	Review the Company’s annual report on Form 10-K and discuss it with management and the Company’s independent public accountants prior to its filing with the SEC;

•	Review legal, environmental and regulatory matters that may have a material impact on the Company’s financial statements or operations;

•	Oversee the accounting processes of the Company including the maintenance of adequate systems of internal controls encompassing management information systems, computer systems, security, disaster recovery and a code of business conduct. In addition, review compliance with these controls as well as significant proposed changes;

•	Assess with management and the independent public accountants significant risks and exposures and evaluate measures management has implemented to reduce such risks;

•	Review with the Company’s Chief Financial Officer and the independent public accountants the audit scope and audit plan of the independent public accountants;

•	Review with management and the independent public accountants at the completion of the annual audit:

•	The Company’s annual financial statements and related footnotes.

•	The independent public accountant’s audit of the Company’s financial statements and the report thereon including recommended changes in reporting policies or internal controls.

•	Any significant changes required in the independent public accountant’s audit plan.

•	Any significant difficulties or disputes with management during the course of the audit.

•	Other matters related to the audit which are to be communicated to the Committee under generally accepted auditing standards.

•	Review with the Board of Directors the results of the annual audit including the scope, effectiveness and cost of the audit;

•	Review, confirm and assure the independence of the independent accountants by reviewing non-audit services performed by external accountants;

•	Review the cost of audit and non-audit services performed by the independent accountants;

•	Discuss with the Chief Financial Officer and the independent accountants their qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Company and particularly, about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates;

•	Establish procedures for (i) processing complaints regarding accounting, internal controls or auditing matters and (ii) confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters;

•	Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate;

•	At least annually, review and update the Committee’s Charter;

•	The Committee shall perform such other functions as required the Company’s charter or bylaws, the Board of Directors or applicable laws, rules and regulations, including the rules of the SEC and the NASDAQ stock exchange. The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities;

•	The Committee shall be empowered to retain independent counsel, accountants or others to the extent the Committee considers necessary to carry out its duties. The Company will pay the expenses associated with all advisors to the Committee.

Meetings

      The Committee shall meet at least four times per year (usually in conjunction with regularly scheduled meetings of the Board of Directors). In addition to the members of the Committee, the Company’s Chief Executive Officer, Chief Financial Officer, Controller and independent public accountants shall attend all regular meetings of the Committee. Other persons may be invited to attend as appropriate. During each of the regular meetings, the Committee members shall meet separately with the Company’s independent public accountants with no members of management present. The Committee shall report to the Board on the major items covered at each Committee meeting and shall make recommendations to the Board and management as appropriate.

      A majority of the members of the Committee shall constitute a quorum for the transaction of business. The Committee shall maintain written minutes of its meetings.

Reporting

      The Committee shall prepare and, through its Chair, submit periodic reports of the Committee’s work and findings to the Board of Directors; including recommendations for Board actions when considered appropriate by the Committee.

Authority

      The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Committee may request any officer or employee of the Company or any outside counsel or consultants to meet with any members of the Committee.

Staff

      The Corporate Secretary shall provide the Committee such staff support as it may require.

ANNEX B

CERTIFICATE OF AMENDMENT

TO
THIRD RESTATED CERTIFICATE OF INCORPORATION
OF
CIENA CORPORATION

      Ciena Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Ciena Corporation.

2. This Amendment to Third Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

3. This Amendment to Third Restated Certificate of Incorporation amends Article Fourth of the Third Restated Certificate of Incorporation of the corporation, as heretofore amended, supplemented and restated, by deleting the first paragraph of Article Fourth thereof and substituting in lieu thereof the a new paragraph, which shall read in its entirety as follows:

FOURTH: The Corporation shall have the authority to issue two classes of shares to be designated respectively “Preferred Stock” and “Common Stock.” The total number of shares of stock that the Corporation shall have the authority to issue is [216,000,000][160,000,000] or [118,000,000] shares of capital stock, par value $0.01 per share. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is 20,000,000, par value $0.01 per share. The total number of shares of Common Stock which the Corporation shall have the authority to issue is [196,000,000][140,000,000] or [98,000,000], par value $0.01 per share.

4. This Amendment to Third Restated Certificate of Incorporation further amends Article Fourth of the Third Restated Certificate of Incorporation of the corporation, as heretofore amended, supplemented and restated, by adding at the end of Article Fourth a new paragraph, which shall read in its entirety as follows:

Upon the filing and effectiveness (the “Effective Time”) of this amendment to the Corporation’s Certificate of Incorporation pursuant to the Delaware General Corporation Law, each [five] [seven] or [ten] shares of the Common Stock (the “Old Common Stock”) issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and non-assessable share of the Corporation’s common stock, $.01 par value per share (the “New Common Stock”), without any action by the holder thereof. The Corporation shall not issue fractions of shares of New Common Stock in connection with such reclassification and combination. Shareholders who, immediately prior to the Effective Time, own a number of shares of Old Common Stock which is not evenly divisible by [five] [seven] or [ten] shall, with respect to such fractional interest, be entitled to receive cash from the Corporation in lieu of fractions of shares of New Common Stock from the disposition of such fractional interest as provided below. The Corporation shall arrange for the disposition of fractional interests by those otherwise entitled thereto, by the mechanism of having (x) the transfer agent of the Corporation aggregate such fractional interests and (y) the shares resulting from the aggregation sold and (z) the net proceeds received from the sale be allocated and distributed among the holders of the fractional interests as their respective interests appear. Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified and combined; provided, that each person holding of record a stock certificate or certificates that

B-1

represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification and combination.

5. This Amendment to Third Restated Certificate of Incorporation shall be effective at [effective time], Eastern Time, on [effective date].

      IN WITNESS WHEREOF, this Certificate of Amendment to Third Restated Certificate of Incorporation has been executed by a duly authorized officer of the corporation this [          ] day of [          ].

Ciena Corporation

By:

Name:
Title:

B-2

CIE-PS-06

DETACH HERE
CIENA CORPORATION
Proxy for Annual Meeting of Shareholders to be held March 15, 2006
This Proxy is Solicited on behalf of the Board of Directors
     The undersigned hereby revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement, and appoints Gary B. Smith, Joseph R. Chinnici and Russell B. Stevenson, Jr., or any of them, the proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Ciena Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Ciena Corporation to be held on Wednesday, March 15, 2006 at 3:00 p.m., or any adjournment thereof, as follows on the reverse side.
THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RETURNED, WILL BE VOTED AS INDICATED. IF NO VOTING DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3, AND “AGAINST” PROPOSAL 4 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER PROPERLY COMING BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE	SEE REVERSE SIDE

CIENA CORPORATION

C/O COMPUTERSHARE
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

OR
If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.	#CIE

The Board of Directors recommends a vote “FOR” the election of each of the nominees listed below.
1.	Election of two Class III Directors by Shareholders.
     Nominees: (01) Stephen P. Bradley, Ph.D. (02) Gerald H. Taylor

FOR ALL NOMINEES LISTED ABOVE EXCEPT AS MARKED BELOW TO THE CONTRARY	☐	☐	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED ABOVE

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), write the name or number of the nominee(s) in the space provided above).
The Board of Directors recommends a vote “FOR” Proposal 2.

2.	To authorize the Board of Directors, in its discretion, to amend Ciena’s Third Restated Certificate of Incorporation to effect a reverse stock split of its outstanding common	FOR ☐	AGAINST ☐	ABSTAIN ☐
stock at a ratio of (i) one-for-five, (ii) one-for-seven, or (iii) one-for-ten, together with a corresponding reduction in the number of authorized shares of Ciena common stock and capital stock, at any time prior to the date of Ciena’s 2007 Annual Meeting of Shareholders, without further approval or authorization of Ciena’s shareholders.
The Board of Directors recommends a vote “FOR” Proposal 3.

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as Ciena’s independent registered public accounting firm.	FOR ☐	AGAINST ☐	ABSTAIN ☐
The Board of Directors recommends a vote “AGAINST” Proposal 4.

4.	Shareholder proposal requesting the Board to adopt a majority vote standard for the election of directors.	FOR ☐	AGAINST ☐	ABSTAIN ☐

PLACE AN "X" HERE IF YOU PLAN TO VOTE YOUR AT THE MEETING.	☐
Execute proxy exactly as your name appears on this proxy card. If stock is registered in more than one name, each joint holder should sign. When signing as trustee, executor or other fiduciary, please so indicate.

Signature:	Date:	Signature:	Date: